                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                  DONNELLEY ENTERPRISE SOLUTIONS INCORPORATED
                                       AT

                               $21 NET PER SHARE

                                       BY

                             DESI ACQUISITION, INC.

                           A WHOLLY OWNED SUBSIDIARY

                                       OF

                               BOWNE & CO., INC.

 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:01 A.M., NEW YORK CITY TIME,
           ON WEDNESDAY, JULY 1, 1998, UNLESS THE OFFER IS EXTENDED.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (i) THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES OF COMMON STOCK WHICH, TOGETHER WITH ANY SHARES LEGALLY OR BENEFICIALLY OWNED BY BOWNE & CO., INC. (THE "PARENT") OR DESI ACQUISITION, INC. OR ANY OF ITS AFFILIATES AT THE COMMENCEMENT OF THE OFFER ("THE PURCHASER"), CONSTITUTES MORE THAN 50% OF THE VOTING POWER (DETERMINED ON A FULLY-DILUTED BASIS), ON THE DATE OF PURCHASE, OF ALL OF THE SECURITIES OF DONNELLEY ENTERPRISE SOLUTIONS INCORPORATED (THE "COMPANY") ENTITLED TO VOTE GENERALLY IN THE ELECTION OF DIRECTORS OR A MERGER AND (ii) THE EXPIRATION OR TERMINATION OF ALL APPLICABLE WAITING PERIODS UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED (THE "HSR ACT"). THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS. SEE THE INTRODUCTION AND SECTIONS 1 AND 15.
                            ------------------------

     THE BOARD OF DIRECTORS OF DONNELLEY ENTERPRISE SOLUTIONS INCORPORATED HAS DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING EACH OF THE OFFER AND THE MERGER, ARE ADVISABLE AND FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF DONNELLEY ENTERPRISE SOLUTIONS INCORPORATED AND UNANIMOUSLY RECOMMENDS THAT HOLDERS OF SHARES ACCEPT THE OFFER AND TENDER THEIR SHARES TO DESI ACQUISITION, INC.
                            ------------------------

                                   IMPORTANT

     Any stockholder desiring to tender all or any portion of such stockholder's Shares (as defined herein) of Donnelley Enterprise Solutions Incorporated should either (1) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal, mail or deliver the Letter of Transmittal (or such facsimile) and any other required documents to the Depositary (as defined herein), and either deliver the certificates representing the tendered Shares and any other required documents to the Depositary or tender such Shares pursuant to the procedure for book-entry transfer set forth in Section 3 or (2) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Stockholders having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if they desire to tender Shares so registered.

     A stockholder who desires to tender Shares and whose certificates representing such Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3.

     Questions and requests for assistance may be directed to Goldman, Sachs & Co. (the "Dealer Managers") or to D.F. King & Co., Inc. (the "Information Agent") at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained from the Information Agent or the Dealer Managers, or from brokers, dealers, commercial banks or trust companies.
                            ------------------------

                     The Dealer Managers for the Offer are:
                              GOLDMAN, SACHS & CO.
                            ------------------------

               The date of this Offer to Purchase is June 3, 1998

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
INTRODUCTION................................................    1
THE TENDER OFFER............................................    3
 1.  Term of the Offer, Expiration Date.....................    3
 2.  Acceptance for Payment and Payment for Shares..........    4
 3.  Procedure for Tendering Shares.........................    6
 4.  Withdrawal Rights......................................    8
 5.  Certain Federal Income Tax Consequences................    9
 6.  Price Range of Shares; Dividend Policy.................   10
 7.  Certain Information Concerning the Company.............   10
 8.  Certain Information Concerning the Purchaser and the
     Parent.................................................   13
 9.  Source and Amount of Funds.............................   15
10.  Background of the Offer; Contacts with the Company.....   16
11.  The Merger Agreement...................................   18
12.  Purpose of the Offer; the Merger; Plans for the
     Company................................................   30
13.  Dividends and Distributions............................   32
14.  Effect of the Offer on the Market for the Shares,
     Nasdaq Listing and Exchange Act Registration...........   32
15.  Certain Conditions of the Offer........................   34
16.  Certain Legal Matters and Regulatory Approvals.........   35
17.  Fees and Expenses......................................   37
18.  Miscellaneous..........................................   38

SCHEDULE I Certain Information Regarding the Directors and Executive Officers of the Purchaser and Parent.

To the Stockholders of Donnelley Enterprise Solutions Incorporated:

                                  INTRODUCTION

     DESI Acquisition, Inc., a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of Bowne & Co., Inc., a New York corporation (the "Parent"), hereby offers to purchase all of the outstanding shares of Common Stock, par value $.01 per share (the "Shares"), of Donnelley Enterprise Solutions Incorporated, a Delaware corporation (the "Company"), at a purchase price of $21 per Share, net to the seller in cash without interest thereon, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer").

     Tendering stockholders will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, stock transfer taxes on the transfer and sale of Shares pursuant to the Offer. The Purchaser will pay all fees and expenses of Goldman, Sachs & Co. ("Goldman Sachs"), which are acting as Dealer Managers for the Offer (in such capacity, the "Dealer Managers"), The Bank of New York, which is acting as the Depositary (in such capacity, the "Depositary") and D.F. King & Co., Inc. (in such capacity, the "Information Agent") incurred in connection with the Offer. See
Section 17.

     The Board of Directors of the Company (the "Board of Directors") has unanimously determined that the Merger Agreement (as defined below) and the transactions contemplated thereby, including each of the Offer and the Merger (as defined below), are advisable and fair to and in the best interests of the stockholders of the Company and recommends that the holders of the Shares accept the Offer and tender their Shares to the Purchaser.

     The Board of Directors of the Company has received the written opinion of William Blair & Company, L.L.C., financial advisor to the Company ("William Blair"), that the $21 per Share in cash to be received by the holders of Shares in the Offer and the Merger is fair from a financial point of view to such holders. A copy of the opinion of William Blair is attached to the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") which is being distributed to the stockholders of the Company, and stockholders are urged to read the opinion in its entirety.

     R.R. DONNELLEY & SONS COMPANY ("R.R. DONNELLEY" OR THE "LOCKED-UP STOCKHOLDER"), THE BENEFICIAL OWNER OF APPROXIMATELY 43% OF THE ISSUED AND OUTSTANDING SHARES HAS CONTRACTUALLY AGREED, AMONG OTHER THINGS, TO TENDER ITS SHARES IN THE OFFER, PROVIDE PARENT WITH AN IRREVOCABLE PROXY, GRANT AN OPTION AT THE $21 OFFER PRICE AND OTHERWISE SUPPORT THE TRANSACTION WITH PARENT. SEE
SECTION 11 FOR A DISCUSSION OF THE ARRANGEMENTS WITH R.R. DONNELLEY.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (i) THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED IN
SECTION 1) A NUMBER OF SHARES WHICH, TOGETHER WITH ANY SHARES LEGALLY OR BENEFICIALLY OWNED BY THE PARENT OR THE PURCHASER OR ANY OF ITS AFFILIATES AT THE COMMENCEMENT OF THE OFFER, CONSTITUTES MORE THAN 50% OF THE VOTING POWER (DETERMINED ON A FULLY-DILUTED BASIS), ON THE DATE OF PURCHASE, OF ALL THE SECURITIES OF THE COMPANY ENTITLED TO VOTE IN THE ELECTION OF DIRECTORS OR IN A MERGER (THE "MINIMUM CONDITION") AND (ii) THE EXPIRATION OR TERMINATION OF ALL APPLICABLE WAITING PERIODS UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED THE ("HSR ACT") (THE "HSR CONDITION"). SEE SECTIONS 1 AND 15. IF THE PURCHASER PURCHASES NOT LESS THAN THAT NUMBER OF SHARES NEEDED TO SATISFY THE MINIMUM CONDITION, IT WILL BE ABLE TO EFFECT THE MERGER WITHOUT THE AFFIRMATIVE VOTE OF ANY OTHER STOCKHOLDER OF THE COMPANY. SEE SECTION 12.

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of May 27, 1998 (the "Merger Agreement"), among the Parent, the Purchaser and the Company. The Merger Agreement provides, among other things, for the making of the Offer by the Purchaser, and further provides that, following the completion of the Offer, upon the terms and subject to the conditions of the Merger Agreement and the Delaware General Corporation Law (the "DGCL"), the Purchaser will be merged with and into the Company (the "Merger"). Following the Merger, the Company will continue as the surviving corporation (the "Surviving Corporation") and become a wholly owned subsidiary of the Parent, and the separate corporate existence of the Purchaser will cease.

     Pursuant to the Merger Agreement, the Company agrees, if and to the extent permitted by law, and subject to the terms of the Merger Agreement, to take all necessary and appropriate actions to cause the Merger to become effective as soon as reasonably practicable after the purchase of the Shares pursuant to the Offer without a meeting of the Company's stockholders in accordance with the DGCL. See Section 11.

     At the effective time of the Merger (the "Effective Time"), each Share issued and outstanding immediately prior to the Effective Time (other than Shares owned by the Parent, the Purchaser or the Company, or by any direct or indirect subsidiary of any of them (which will be cancelled) or other than Shares, if any (collectively, "Dissenting Shares"), held by stockholders who have properly demanded appraisal of their Shares in accordance with Section 262 of the DGCL) will be converted into the right to receive $21 in cash (the "Per Share Amount"), payable, without interest, to the holder thereof, upon the surrender of the certificate that formerly represented such Share, less any withholding taxes required under applicable law.

     The Company has represented to the Parent that as of May 27, 1998, there were 5,010,277 Shares issued and outstanding and 477,913 Shares reserved for issuance upon the exercise of outstanding stock options. Based upon the foregoing, the Purchaser believes that approximately 2,744,096 Shares constitute a majority of the outstanding Shares on a fully-diluted basis.

     The Company has advised the Purchaser that, to the knowledge of the Company, all the directors of the Company intend to tender their Shares pursuant to the Offer.

     The Merger Agreement is more fully described in Section 11. Certain federal income tax consequences of the sale of the Shares pursuant to the Offer and the exchange of Shares for the Per Share Amount pursuant to the Merger are described in Section 5.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                THE TENDER OFFER

     1. TERM OF THE OFFER; EXPIRATION DATE. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), the Purchaser will accept for payment and pay for all Shares validly tendered on or prior to the Expiration Date and not properly withdrawn as permitted by Section 4. The term "Expiration Date" means 12:01 a.m., New York City time, on Wednesday, July 1, 1998, unless and until the Purchaser, in its sole discretion (but subject to the terms and conditions of the Merger Agreement), shall have extended the period during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, SATISFACTION OF THE MINIMUM CONDITION AND THE HSR CONDITION. SEE SECTION 15, WHICH SETS FORTH IN FULL THE CONDITIONS TO THE OFFER. SUBJECT TO THE PROVISIONS OF THE MERGER AGREEMENT AND THE APPLICABLE RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION"), THE PURCHASER RESERVES THE RIGHT TO WAIVE ANY OR ALL CONDITIONS TO THE OFFER (OTHER THAN THE MINIMUM CONDITION OR THE HSR CONDITION) AND TO MAKE OTHER CHANGES IN THE TERMS AND CONDITIONS OF THE OFFER. SUBJECT TO THE PROVISIONS OF THE MERGER AGREEMENT, INCLUDING THE PROVISIONS OF THE MERGER AGREEMENT SET FORTH IN THE NEXT PARAGRAPH, AND THE APPLICABLE RULES AND REGULATIONS OF THE COMMISSION, IF BY THE EXPIRATION DATE ANY OR ALL OF SUCH CONDITIONS TO THE OFFER HAVE NOT BEEN SATISFIED, THE PURCHASER RESERVES THE RIGHT (BUT SHALL NOT BE OBLIGATED) TO (i) TERMINATE THE OFFER AND RETURN ALL TENDERED SHARES TO TENDERING STOCKHOLDERS, (ii) WAIVE SUCH UNSATISFIED CONDITIONS AND PURCHASE ALL SHARES VALIDLY TENDERED OR (iii) EXTEND THE OFFER AND, SUBJECT TO THE TERMS OF THE OFFER (INCLUDING THE RIGHTS OF STOCKHOLDERS TO WITHDRAW THEIR SHARES), RETAIN THE SHARES WHICH HAVE BEEN TENDERED, UNTIL THE TERMINATION OF THE OFFER, AS EXTENDED.

     Subject to the applicable rules and regulations of the Commission and the terms of the Merger Agreement, the Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 15 shall have occurred or shall have been determined by the Purchaser to have occurred, to (i) extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares, by giving oral or written notice of such extension to the Depositary and (ii) amend the Offer in any respect by giving oral or written notice of such amendment to the Depositary. Under the terms of the Merger Agreement, however, without the written consent of the Company, neither Parent nor Purchaser will amend or waive the Minimum Condition or the HSR Condition, amend any other condition of the Offer or set forth in the Merger Agreement or in the Offer Conditions, reduce the Per Share Amount payable in the Offer, change the form of consideration to be paid in the Offer (other than by adding cash consideration), reduce the maximum number of Shares to be purchased in the Offer, or amend any other terms of the Offer (other than as set forth in the Merger Agreement) in a manner which, in the reasonable judgment of the Company, is adverse to the holders of Shares. The Purchaser shall have no obligation to pay interest on the purchase price of tendered Shares, including in the event the Purchaser exercises its right to extend the period of time during which the Offer is open. The rights reserved by the Purchaser in this paragraph are in addition to the Purchaser's rights to terminate the Offer pursuant to Section 15. Notwithstanding the foregoing, Purchaser may, without the consent of the Company, subject to the Company's right to terminate the Merger Agreement in accordance with its terms, (i) extend the Offer on one or more occasions for up to ten business days for each such extension beyond the then-scheduled expiration date (the initial scheduled expiration date being 20 business days following commencement of the Offer), if at the then-scheduled expiration date of the Offer any of the conditions to Purchaser's obligation to accept for payment and pay for the Shares shall not be satisfied or waived, until such time as such conditions are satisfied or waived, and, at the request of the Company, Purchaser shall, subject to Parent's right to terminate the Merger Agreement in accordance with its terms, extend the Offer for additional periods up to but not later than

September 30, 1998, unless the conditions not satisfied or earlier waived on the then-scheduled expiration date are one or more of the Minimum Condition or the conditions set forth in paragraphs (a), (c), (d) or (f) in Section 15, provided that (x) if the only condition not satisfied is the Minimum Condition, the satisfaction or waiver of all other conditions shall have been publicly disclosed at least five business days before termination of the Offer and (y) if paragraph (a) or (f) in Section 15 has not been satisfied and the failure to so satisfy can be remedied, the Offer shall not be terminated unless the failure is not remedied within 30 calendar days after Parent has furnished the Company with written notice of such failure), (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the Commission or the staff thereof applicable to the Offer, and (iii) extend the Offer for an aggregate period of not more than five business days beyond the latest expiration date that would otherwise be permitted under clause (i) or (ii) of this sentence if there shall not have been tendered sufficient Shares (i.e., giving Purchaser 90% of the outstanding Shares) so that the Merger could be effected without a meeting of the Company's stockholders in accordance with
Section 253 of the DGCL. Subject to the terms of the Offer, including the Offer Conditions, Purchaser shall accept for payment and pay for all Shares duly tendered at the earliest time at which it is permitted to do so under applicable provisions of the Exchange Act; provided that, as set forth above, Purchaser shall have the right, in its sole discretion, to extend the Offer for up to five business days notwithstanding the prior satisfaction of the Offer Conditions, in order to attempt to satisfy the requirements of Section 253 of the DGCL.

     Any extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, and such announcement in the case of an extension will be made in accordance with Rule 14e-1(d) under the Securities Exchange Act of 1934, as amended, (the "Exchange Act") no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which the Purchaser may choose to make any public announcement, except as provided by applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that material changes be promptly disseminated to holders of Shares), the Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service.

     If the Purchaser makes a material change in the terms of the Offer or if it waives a material condition of the Offer, the Purchaser will disseminate additional tender offer material and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances, including the materiality, of the changes. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought, a minimum ten business day period from the day of such change is generally required to allow for adequate dissemination to stockholders. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday, or a federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

     The Company has provided the Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal and other relevant materials will be mailed by the Purchaser to record holders of Shares and furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

     2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES. Subject to the terms of the Offer and the Offer Conditions (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and pay for all Shares duly tendered commencing at the earliest time at which, under applicable provisions of the Exchange Act,

Purchaser may accept for payment Shares tendered pursuant to the Offer, provided, that Purchaser shall have the right, subject to the terms of the Merger Agreement, to extend the Offer for five business days in order to attempt to satisfy the requirements of Section 253 of the DGCL notwithstanding the prior satisfaction of the Offer Conditions. In addition, subject to applicable rules of the Commission, the Purchaser expressly reserves the right to delay acceptance for payment of or payment for Shares pending receipt of any other regulatory approvals specified in Section 16. Any such delays will be effected in compliance with Rule 14e-1(c) under the Exchange Act.

     For information with respect to approvals required to be obtained prior to the consummation of the Offer, including the HSR Act, see Section 16.

     In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) Certificates for such Shares ("Share Certificates") or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry transfer, and (iii) any other documents required by the Letter of Transmittal.

     The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to and received by the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against such participant.

     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from the Purchaser and transmitting such payments to stockholders whose Shares have been accepted for payment. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR SHARES BE PAID, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT. If for any reason whatsoever acceptance for payment of or payment for any Shares tendered pursuant to the Offer is delayed or the Purchaser is unable to accept for payment or pay for Shares tendered pursuant to the Offer, then without prejudice to the Purchaser's rights set forth herein, the Depositary may nevertheless, on behalf of the Purchaser and subject to Rule 14e-1(c) under the Exchange Act, retain tendered Shares and such Shares may not be withdrawn except to the extent that the tendering stockholder is entitled to and duly exercises withdrawal rights as described in Section 4.

     If any tendered Shares are not accepted for payment for any reason or if Share Certificates are submitted for more Shares than are tendered, Share Certificates evidencing unpurchased or untendered Shares will be returned without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable following the expiration, termination or withdrawal of the Offer.

     The Purchaser and Parent reserve the right to assign all or any of their respective rights and obligations under the Merger Agreement to any direct or indirect wholly owned subsidiary or subsidiaries of Parent, provided that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

     3. PROCEDURE FOR TENDERING SHARES. Valid Tenders. Except as set forth below, in order for Shares to be validly tendered pursuant to the Offer, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date and either (i) Share Certificates evidencing tendered Shares must be received by the Depositary at such address or such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case on or prior to the Expiration Date, or (ii) the guaranteed delivery procedures described below must be complied with.

     Book-Entry Transfer. The Depositary will make a request to establish accounts with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other documents required by the Letter of Transmittal, must in any case be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, or the guaranteed delivery procedures described below must be complied with.

     DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     THE METHOD OF DELIVERY OF SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Signature Guarantees. Signatures on Letters of Transmittal must be guaranteed by a firm which is a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program (each of the foregoing being referred to as an "Eligible Institution"), except in cases where Shares are tendered (i) by a registered holder of Shares who has not completed either the box labeled "Special Payment Instructions" or the box labeled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. See Instruction 1 of the Letter of Transmittal.

     If the Share Certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or Share Certificates not accepted for payment or not tendered are to be returned, to a person other than the registered holder, the Share Certificates must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name of the registered holder appears on such certificates, with the signatures on such certificates or stock powers guaranteed as aforesaid. See Instructions 1 and 5 of the Letter of Transmittal.

     If Share Certificates are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) must accompany each such delivery.

     Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Share Certificates are not immediately available, or such stockholder cannot deliver the Share Certificates and all other required documents to reach the Depositary on or prior to the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

          (i) such tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form made available by the Purchaser is received by the Depositary as provided below on or prior to the Expiration Date; and

          (iii) the Share Certificates (or a Book-Entry Confirmation), representing all tendered Shares in proper form for transfer, together with the Letter of Transmittal (or a facsimile thereof) properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal are received by the Depositary within three Nasdaq National Market trading days after the date of execution of such Notice of Guaranteed Delivery.

     The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, telex, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution and a representation that the stockholder owns the Shares tendered within the meaning of, and that the tender of the Shares effected thereby complies with, Rule 14e-4 under the Exchange Act, each in the form set forth in such Notice of Guaranteed Delivery.

     Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of Share Certificates for, or of Book-Entry Confirmation with respect to, such Shares, a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal. Accordingly, payment might not be made to all tendering stockholders at the same time and will depend upon when Share Certificates or Book-Entry Confirmations of such Shares are received into the Depositary's account at the Book-Entry Transfer Facility.

     Appointment as Proxy. By executing the Letter of Transmittal, a tendering stockholder irrevocably appoints designees of the Purchaser and each of them as such stockholder's attorneys-in-fact and proxies, with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Purchaser (and with respect to any and all other Shares, other securities or rights issued or issuable in respect of such Shares on or after the date hereof). All such powers of attorney and proxies shall be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts such Shares for payment. Upon such acceptance for payment, all prior powers of attorney and proxies given by such stockholder with respect to such Shares (and such other Shares and securities) will be revoked without further action, and no subsequent powers of attorney and proxies may be given nor any subsequent written consents executed (and, if given or executed, will not be deemed effective). The designees of the Purchaser will, with respect to the Shares (and such other Shares and securities) for which such appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual or special meeting of the Company's stockholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's payment for such Shares, the Purchaser must be able to exercise full voting rights with respect to such Shares and other securities, including voting at any meeting of stockholders.

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Purchaser in its sole discretion, which determination shall be final and binding on all parties. The Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may in the opinion of its counsel be unlawful. The Purchaser also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in any tender of Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of the Purchaser, the Parent, any of their affiliates or assigns, the Dealer Managers, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

     Backup Federal Income Tax Withholding and Substitute Form W-9. Under the "backup withholding" provisions of federal income tax law, the Depositary may be required to withhold 31% of the amount of any payments of cash pursuant to the Offer. In order to avoid backup withholding, each stockholder surrendering Shares in the Offer must, unless an exemption applies, provide the payor of such cash with such stockholder's correct taxpayer identification number ("TIN") on a substitute Form W-9 and certify, under penalties of perjury, that such TIN is correct and that such stockholder is not subject to backup withholding. If a stockholder does not provide its correct TIN or fails to provide the certifications described above, the Internal Revenue Service ("IRS") may impose a penalty on such stockholder and payment of cash to such stockholder pursuant to the Offer may be subject to backup withholding of 31%. All stockholders surrendering Shares pursuant to the Offer should complete and sign the substitute Form W-9 included in the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Depositary). Certain stockholders (including among others all corporations and certain foreign individuals and entities) are not subject to backup withholding. Noncorporate foreign stockholders should complete and sign a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 9 of the Letter of Transmittal.

     Other Requirements. The Purchaser's acceptance for payment of Shares tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer, including the tendering stockholder's representation and warranty that the stockholder is the holder of the Shares within the meaning of, and that the tender of the Shares complies with, Rule 14e-4 under the Exchange Act.

     4. WITHDRAWAL RIGHTS. Tenders of Shares made pursuant to the Offer are irrevocable, except that Shares tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after August 1, 1998. If the Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to purchase Shares validly tendered pursuant to the Offer for any reason, then without prejudice to the Purchaser's rights under the Offer, the Depositary may nevertheless, on behalf of the Purchaser, retain tendered Shares and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this Section 4. Any such delay in acceptance for payment will be accompanied by an extension of the Offer to the extent required by law.

     For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If Share Certificates to be withdrawn have been delivered or otherwise identified to the Depositary, then prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in the first sentence of this paragraph.

     All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding. None of the Purchaser, the Parent, any of their affiliates or assigns, the Dealer Managers, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

     Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in Section 3.

     5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES. The summary of tax consequences set forth below is for general information only and is based on the law as currently in effect. The tax treatment of each stockholder will depend in part upon such stockholder's particular situation. Special tax consequences not described herein may be applicable to particular classes of taxpayers, such as financial institutions, broker-dealers, persons who are not citizens or residents of the United States, stockholders who acquired their Shares through the exercise of an employee stock option or otherwise as compensation, and persons who received payments in respect of options to acquire Shares. ALL STOCKHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE OFFER AND THE MERGER TO THEM, INCLUDING THE APPLICABILITY AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS AND CHANGES IN SUCH TAX LAWS.

     The receipt of cash pursuant to the Offer or the Merger will be a taxable transaction for Federal income tax purposes under the Internal Revenue Code of 1986, as amended, and may also be a taxable transaction under applicable state, local, foreign income or other tax laws. Generally, for Federal income tax purposes, a stockholder will recognize gain or loss in an amount equal to the difference between the cash received by the stockholder pursuant to the Offer or the Merger and the stockholder's adjusted tax basis in the Shares purchased pursuant to the Offer or converted to cash in the Merger. For Federal income tax purposes, such gain or loss will be a capital gain or loss if the Shares are a capital asset in the hands of the stockholder, and a long-term capital gain or loss if the stockholder's holding period is more than one year as of the date the Purchaser accepts such Shares for payment pursuant to the Offer or the effective date of the Merger, as the case may be. In the case of a non-corporate stockholder, capital gain is eligible for a maximum federal income tax rate of 28% if the Shares were held for more than one year but not more than 18 months or 20% if the Shares were held for more than 18 months. There are limitations on the deductibility of capital losses.

     6. PRICE RANGE OF SHARES; DIVIDEND POLICY. According to the Company's 1997 Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (the "1997 Annual Report"), the Shares are listed and traded principally on the Nasdaq National Market. The Registration Statement relating to the Company's initial public offering of its Common Stock, par value $.01 per share, was declared effective on October 31, 1996. The NASDAQ reported bid prices for the common stock commencing on October 31, 1996. The following table sets forth, for the quarters indicated, the high and low sales prices per Share on the NASDAQ as reported in the 1997 Annual Report with respect to periods occurring in 1996 and 1997 and as reported by the Dow Jones News Service thereafter, and the amount of cash dividends paid or declared per share for each quarter based on publicly available sources.

                                                         HIGH      LOW      DIVIDENDS
                                                         ----      ---      ---------
Year Ended December 31, 1996:
  Fourth Quarter (October 31 to December 31)...........  $26 1/4   $19 1/4     .00
Year Ended December 31, 1997:
  First Quarter........................................   25         9 1/8     .00
  Second Quarter.......................................   11 3/8     9 1/2     .00
  Third Quarter........................................   14 1/8     8 1/8     .00
  Fourth Quarter.......................................   10 7/8     7 3/8     .00
Year Ended December 31, 1998:
  First Quarter........................................   10 11/16   7 3/8     .00
  Second Quarter (through June 1, 1998)................   20 13/16   8 1/2     .00

     On May 27, 1998, the last full trading day prior to announcement of the Offer, the closing sale price per Share reported on the Nasdaq National Market was $13 1/16. On June 2, 1998, the last full trading day before commencement of the Offer, the closing sale price per Share reported on the Nasdaq National Market was $20 3/4. STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

     Since October 31, 1996, the date of the effectiveness of the Company's initial public offering, the Company has not paid any cash dividends to its stockholders and the Company does not anticipate paying any cash dividends in the future. In addition, the Merger Agreement prohibits the Company from paying dividends without the consent of the Parent.

     7. CERTAIN INFORMATION CONCERNING THE COMPANY. The information concerning the Company contained in this Offer to Purchase, including financial information, has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. The summary information concerning the Company in this Section 7 and elsewhere in this Offer to Purchase is derived from the 1997 Annual Report and other publicly available information. The summary information set forth below is qualified in its entirety by reference to such reports (which may be obtained and inspected as described below) and should be considered in conjunction with the more comprehensive financial and other information in such reports and other publicly available reports and documents filed by the Company with the Commission and other publicly available information. Although the Purchaser and the Parent do not have any knowledge that would indicate that any statements contained herein based upon such reports are untrue, neither the Purchaser nor the Parent assumes any responsibility for the accuracy or completeness of the information contained therein, or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information but which are unknown to the Purchaser and the Parent.

     General. The Company was originally incorporated under the name "LANSystems, Inc.," pursuant to an original certificate of incorporation filed with the Secretary of State of Delaware on June 14, 1989. In 1988 through a division known as Donnelley Business Services ("DBS"), R.R. Donnelley began offering reprographic services, networked and electronic color printing, mailroom and facsimile services, word processing, desktop publishing and imaging. In June 1995, DBS broadened its capabilities from managing paper-based information to include the management of electronic information through the acquisition of LANSystems, Inc. ("LANSystems"). As of January 1, 1996, R.R. Donnelley contributed the assets of DBS to LANSystems and changed LANSystems' corporate name to Donnelley Enterprise Solutions Incorporated. The Registration Statement relating to the Company's initial public offering of its common stock was declared effective on October 31, 1996, and the consummation of that offering on November 5, 1996 resulted in the reduction of R.R. Donnelley's ownership in the Company to approximately 43%. The Company had 1,192 employees of which 1,147 were full-time as of December 31, 1997. The Company's principal executive offices are located at 161 North Clark Street, Suite 2400, Chicago, Illinois 60601. The telephone number of the Company at such offices is
(312)419-7600.

     The Company is listed on the Nasdaq National Market (Nasdaq designation of DEZI). It is a single-source provider of integrated information management services to professional service organizations, primarily large law firms, investment banks, and accounting firms. The Company offers its clients the opportunity to focus on their core businesses by outsourcing a variety of functions, including business services, integration services, and systems management.

     Financial Information. Set forth below are certain selected consolidated financial information for the Company's last three fiscal years were derived from the 1997 Annual Report. More comprehensive financial information is included in the reports (including management's discussion and analysis of financial condition and results of operations) and other documents filed by the Company with the Commission, and the following financial data is qualified in its entirety by reference to such reports and other documents including the financial information and related notes contained therein. Such reports and other documents may be examined and copies thereof may be obtained from the offices of the Commission and the Nasdaq Stock Market in the manner set forth below.

                  DONNELLEY ENTERPRISE SOLUTIONS INCORPORATED

                      SELECTED CONSOLIDATED FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                          FOR THE YEAR ENDED DECEMBER 31,
                                                         ---------------------------------
                                                          1997(1)     1996(1)     1995(1)
                                                         ---------    --------    --------
INCOME STATEMENT
Revenues...............................................  $ 110,844    $ 96,464    $ 65,944
Cost of revenues.......................................     88,545      75,537      52,858
                                                         ---------    --------    --------
  Gross profit.........................................     22,299      20,927      13,086
Selling expenses.......................................      8,973       9,929       5,563
General and administrative expenses....................     16,381       7,812       5,908
Amortization of goodwill...............................      1,072         804         295
Special charge.........................................         --         300          --
                                                         ---------    --------    --------
  Earnings (loss) from operations......................     (4,127)      2,082       1,320
Interest expense, net..................................        553         384         522
                                                         ---------    --------    --------
  Earnings (loss) before income taxes..................     (4,680)      1,698         798
Income tax expense (benefit)...........................     (1,400)      1,073         495
                                                         ---------    --------    --------
  Net income (loss)....................................  $  (3,280)   $    625    $    303
                                                         =========    ========    ========
Basic and diluted earnings (loss) per share(2).........  $    (.66)
                                                         =========
Pro forma earnings per share(3)........................               $    .12
                                                                      ========
BALANCE SHEET (AT PERIOD END)
Total assets...........................................  $  77,073    $ 76,176    $ 39,696
Debt, including capital lease obligations..............      8,296       2,467       3,125
Total shareholders' equity.............................     46,016      49,452      15,757

---------------
(1) Income statement data for the years ended December 31, 1997, 1996 and 1995 includes the results of operations of LANSystems, which the Company acquired in June 1995, beginning July 1, 1995.

(2) Basic and diluted earnings per share is based upon implementation of Statement of Financial Accounting Standards No. 128, "Earnings per Share".

(3) Pro forma earnings per share is computed by dividing net income for the year ended December 31, 1996 by the total shares outstanding subsequent to the initial public offering of 5,005,000 shares.

     The Shares are registered under the Exchange Act. Accordingly, the Company is subject to the informational filing requirements of the Exchange Act and in accordance therewith is obligated to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in such proxy statements and distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission located in Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and should also be available for inspection and copying at prescribed rates at the regional offices of the Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, Suite 1300, New York, New York 10048. Such reports, proxy statements and other information may also be obtained at the Web site that the Commission maintains at http://www.sec.gov. Copies of this material may also be obtained by mail, upon payment of the Commission's customary fees, from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, such material should also be available for inspection at the library of the Nasdaq Stock Market, 1735 K Street, NW, Washington, D.C. 20006. Except as otherwise noted in this Offer to Purchase, all of the information with respect to the Company set forth in this Offer to Purchase has been derived from publicly available information.

     8. CERTAIN INFORMATION CONCERNING THE PURCHASER AND THE PARENT. The Purchaser, a Delaware corporation and a wholly owned subsidiary of the Parent, was organized in connection with the Offer and has not carried on any activities to date other than those incident to its formation and the commencement of the Offer.

     The Parent was established in 1775 and incorporated in the State of New York in 1968. Parent and its subsidiaries manage and repurpose their clients' information for distribution by digital, Internet or paper media to any audience, in any language, anywhere in the world. Parent and its subsidiaries manage documents on the clients' site or at their own facilities. Parent and its subsidiaries also provide business services and solutions for transactional, financial, corporate reporting and mutual fund printing, digital data management, Internet services, localization, translation and document management outsourcing, among others.

     The Parent has its principal executive offices at 345 Hudson Street, New York, New York 10014 and together with its subsidiaries has approximately 5,000 employees. The telephone number for the Parent is 212-924-5000.

     The name, citizenship, business address, principal occupation or employment, and five-year employment history of each of the directors and executive officers of the Purchaser and the Parent and certain other information are set forth in Schedule I hereto.

     Set forth below are certain selected consolidated financial data relating to the Parent and its subsidiaries which have been derived from the financial statements contained in the Parent's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (the "Form 10-K") filed by the Parent with the Commission. More comprehensive financial information is included in the reports (including management's discussion and analysis of financial condition and results of operations) and other documents filed by the Parent with the Commission, and the following financial data is qualified in its entirety by reference to such reports and other documents, including the financial information and related notes contained therein. Such reports and other documents may be examined and copies thereof may be obtained from the offices of the Commission and the American Stock Exchange, Inc. (the "AMEX") in the manner set forth below.

                               BOWNE & CO., INC.

                      SELECTED CONSOLIDATED FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                          YEAR ENDED
                                         DECEMBER 31,          YEAR ENDED OCTOBER 31,
                                         ------------    -----------------------------------
                                             1997          1996         1995         1994
                                         ------------    ---------    ---------    ---------
INCOME STATEMENT DATA
Net Sales..............................   $ 716,647      $ 501,369    $ 392,713    $ 380,653
Cost of Sales..........................     392,120        276,141      233,493      221,943
Operating Income.......................      82,884         70,110       38,045       48,970
Income Before Income Taxes.............     120,613(1)      75,015       41,751       54,203
Income Taxes...........................      51,070         32,512       18,465       22,963
Net Income.............................      69,543         42,503       23,286       31,240

PER SHARE
Net Income
  Basic................................   $    3.84      $    2.42    $    1.34    $    1.80
  Diluted..............................        3.74           2.39         1.33         1.77
Dividends..............................         .36            .36          .36         .315

BALANCE SHEET DATA (AT PERIOD END)
Total Assets...........................   $ 500,653      $ 385,822    $ 325,670    $ 291,581
Working Capital........................     164,865        147,362      133,049      106,497
Long-Term Indebtedness.................       2,537          2,495        2,830        3,178
Shareholders' Equity...................     358,600        280,734      241,509      222,795

---------------
(1) Includes $35,273 from a gain on the sale of a subsidiary.

     Parent is subject to the informational filing requirements of the Exchange Act and in accordance therewith is obligated to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Parent's directors and officers, their remuneration, options granted to them, the principal holders of the Parent's securities and any material interest of such persons in transactions with the Parent is required to be disclosed in such proxy statements and distributed to the Parent's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission located in Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and should also be available for inspection and copying at prescribed rates at the regional offices of the Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, Suite 1300, New York, New York 10048. Such reports, proxy statements and other information may also be obtained at the Web site that the Commission maintains at http://www.sec.gov. Copies of this material may also be obtained by mail, upon payment of the Commission's customary fees, from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. Such material is also available for inspection at the offices of the AMEX, 86 Trinity Place, New York, New York 10006.

     None of the Purchaser, the Parent nor, to the best knowledge of the Purchaser and the Parent, any of the persons listed on Schedule I hereto or any associate or majority-owned subsidiary of the Purchaser, the Parent or any of the persons so listed, beneficially owns or has a right to acquire directly or indirectly any Shares, and none of the Purchaser, the Parent nor, to the best knowledge of the Purchaser and the Parent, any of the persons or entities referred to above, or any of the respective executive officers, directors or subsidiaries of any of the foregoing, has effected any transactions in the Shares during the past 60 days.

     Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between any of the Parent, the Purchaser or, to the best knowledge of the Purchaser and the Parent, any of the persons listed in
Schedule I hereto, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets.

     9. SOURCE AND AMOUNT OF FUNDS. The total amount of funds required by the Purchaser to purchase all outstanding Shares pursuant to the Offer and to pay fees and expenses related to the Offer and the proposed Merger is estimated to be approximately $108 million. The Purchaser plans to obtain all funds needed for the Offer and the proposed Merger through capital contributions or advances made by Parent. Parent plans to use funds it has available in its cash accounts and by borrowing under its existing lines of credit. Parent expects that such borrowings would be repaid from funds internally generated by Parent and its subsidiaries. The Offer is not conditioned on obtaining financing.

     Parent and the subsidiary borrowers thereto entered into a Credit Agreement with a group of seven lender banks, Fleet Bank, as Administrative Agent, and the Bank of Montreal, as Documentation Agent, dated as of July 7, 1997 (the "Credit Agreement"). Pursuant to the Credit Agreement, the lenders will provide revolving credit loans in the aggregate amount of up to $200 million. The revolving credit loans may be used for the general corporate purposes of Parent and its subsidiaries, including acquisitions. Parent has sufficient funds available under the Credit Agreement to fund the transactions contemplated in the Merger Agreement.

     The Credit Agreement terminates on July 5, 2002, unless the parties thereto elect to extend it. The Credit Agreement is unsecured.

     Loans under the Credit Agreement will bear interest at one of four different rates depending upon the type of loan requested by Parent or its subsidiary borrowers and made by the lenders. The four different interest rates are calculated as follows:

     (1) Certain US dollar denominated advances bear interest at a rate equal to the greater of (i) the Federal Funds Rate plus 1/2 of 1% and (ii) the one month Eurodollar rate plus .150% to .325% depending upon certain financial ratios applicable to Parent;

     (2) Certain US dollar denominated advances for a term, selected by Parent, ranging from 1 to 12 months, bear interest at the Eurodollar rate for the applicable period, adjusted for Reserve requirements, if any, plus .150% to .325% depending upon certain financial ratios applicable to Parent;

     (3) Certain foreign currency denominated advances for a term, selected by Parent, ranging from 1 to 12 months, bear interest at the Eurocurrency rate for the applicable period, adjusted for Reserve requirements, if any, plus .150% to .325% depending upon certain financial ratios applicable to Parent;

     (4) The Parent may invite the lender banks to bid for fixed rate or Eurodollar rate US dollar or foreign currency denominated advances, for a term selected by Parent ranging from 1 to 12 months.

     A facility fee will accrue on the total credit facility regardless of usage at a rate from .100% to .175% per annum, depending upon certain financial ratios applicable to Parent, of the average daily aggregate commitment amount. In addition, Parent will pay each agent any fees that have been agreed to in writing, all of which the Parent believes to be customary for commitments of this type.

     The Credit Agreement contains conditions precedent, representations and warranties, covenants (including financial covenants), events of default and other provisions customary for such financing.

     The obligation of each lender to continue to make revolving credit loans is conditioned on, among other things, there being no defaults and the representations and warranties contained in the Credit Agreement remaining true and correct in all material respects.

     It is anticipated that the indebtedness incurred through borrowing under the Credit Agreement will be repaid from funds generated internally by Parent and its subsidiaries. No final decisions have been made concerning the method Parent will employ to repay such indebtedness. Such decisions, when made, will be based upon Parent's review from time to time of the availability of particular actions, as well as on prevailing interest rates and financial and other economic conditions.

     10. BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY.

     Over the past several years, the members of Parent's senior management have considered various potential transactions which could enhance the value of Parent for its stockholders, including the possibility of a strategic acquisition of the type presented by this transaction.

     In late 1996, prior to the Company's initial public offering, Robert M. Johnson, Parent's Chief Executive Officer, initiated a discussion with John Walters, then Chairman and Chief Executive Officer of R.R. Donnelley, during which Parent expressed its interest in pursuing a potential acquisition of the Company. A representative of R.R. Donnelley informed Mr. Johnson that R.R. Donnelley was not interested in pursuing the sale of the Company at that time and that they remained committed to the initial public offering.

     In early 1998, Mr. Johnson, in response to industry rumors that the Company might be interested in pursuing a sale transaction, contacted William Davis, then Chairman and Chief Executive Officer of R.R. Donnelley, to express Parent's interest in the Company. Mr. Johnson was informed by a representative of R.R. Donnelley, that the Company was currently evaluating its strategic alternatives and that the Company was not currently prepared to respond to his indications of interest.

     In early 1998, Parent engaged Goldman Sachs to act as Parent's financial advisor in connection with several potential acquisition opportunities, including a potential acquisition of the Company.

     On March 4, 1998, at a regular meeting of Parent's Board of Directors, the Board was informed of Mr. Johnson's contacts with R.R. Donnelley and the Board authorized the officers of Parent to continue to pursue the matter.

     After the March 4, 1998 Board meeting, Mr. Johnson contacted Rhonda Kochlefl, the Chief Executive Officer of the Company and requested to meet with her. On March 10, 1998 Mr. Johnson and Ms. Kochlefl met and Ms. Kochlefl informed Mr. Johnson that a sale of the Company was only one of the strategic alternatives being considered by the Board of Directors of the Company and that she would have the appropriate person contact him if the Board of Directors of the Company determined to pursue a possible sale.

     In mid-March, 1998, William Blair, the Company's financial advisor, contacted Parent to inform Parent that the Board of Directors of the Company was interested in conducting a formal auction process in order to maximize stockholder value and that Parent would be included in the auction process.

     On March 19, 1998, the parties entered into a standstill and confidentiality agreement.

     On March 31, 1998, Parent received an offering memorandum from the Company's financial advisor regarding the sale of the Company and commenced its due diligence review of the Company.

     On April 14, 1998, at a special meeting of Parent's Board of Directors, in anticipation of the April 15, 1998 due date set for preliminary indications of interest, and following discussions and consultations with its management and its legal and financial advisors, the Board authorized the officers of Parent to submit a preliminary indication of interest to the Company in a range of $15-18 per share and authorized the Executive Committee of the Board of Directors (the "Executive Committee") to take any required actions in connection with the potential transaction.

     On April 14, 1998, Parent and Goldman Sachs entered into a formal engagement agreement with respect to the acquisition of the Company.

     On April 15, 1998, Parent submitted a preliminary indication of interest to the Company's financial advisor which stated that Parent was prepared to pursue a transaction in a range from $15-18.

     On May 5-6, 1998 the executive officers of the Company delivered a management presentation to senior management of Parent and Parent's legal and financial advisors and a data room was made available to Parent and its advisors in Chicago, Illinois. Parent's legal, financial and business due diligence of the Company continued until May 27, 1998.

     On May 7, 1998, Parent received a bid package from the Company's financial advisor. The bid package included a form of contract and instructions requiring final bids no later than May 19, 1998.

     From May 7-18, 1998 Parent's senior management and its financial and legal advisors continued to evaluate the financial and strategic ramifications and synergies of the transaction and the legal issues raised by the proposed Merger Agreement.

     On May 18, 1998, at a special meeting of the Executive Committee, the Executive Committee analyzed and reviewed various strategic and financial considerations concerning the potential acquisition and Parent's financial and legal advisors advised the members of the Executive Committee with respect to issues raised by the draft Merger Agreement. Management and Parent's financial and legal advisors responded to questions from directors and after further deliberation, the Executive Committee authorized the officers of Parent to continue to pursue the transaction within a specified range.

     On May 19, 1998, Parent submitted a bid in the amount of $20 per share and a copy of the proposed Merger Agreement marked to reflect Parent's comments on the draft.

     From May 20-25, 1998, members of Parent senior management and Parent's financial and legal advisors met to discuss the Company's reaction to the bid submission, including concerns expressed regarding Parent's comments to the Merger Agreement.

     On May 25, 1998, on behalf of Parent, Parent's financial advisor indicated to the Company's financial advisor that Parent was willing to increase its bid to $21 per Share and would not insist on a number of significant conditions to its bid if the Company would agree to immediately negotiate with Parent.

     On May 26, 1998, Parent submitted a revised mark-up of the Merger Agreement to the Company's legal advisors.

     On May 26-27, 1998, the parties, together with their respective legal and financial advisors, met to negotiate the terms of the Merger Agreement and Parent agreed to terms with R.R. Donnelley with respect to a lock-up option and agreement to otherwise support the Offer and the Merger.

     On May 27, 1998, the Company informed Parent that at two special meetings of the Company's Board of Directors, the Company's Board approved the Merger Agreement and the transactions contemplated thereby. Parent, Purchaser and the Company then entered into the Merger Agreement.

     11. THE MERGER AGREEMENT. The following is a summary of the Merger Agreement, which summary is qualified in its entirety by reference to the Merger Agreement which is filed as an exhibit to the Tender Offer Statement on Schedule 14D-1.

     The Offer. The Merger Agreement provides for the commencement of the Offer as soon as practicable, but in any event within five business days after the public announcement of the execution thereof. The Offer shall be made by means of an offer to purchase which shall contain as conditions only the Minimum Condition and the Offer Conditions, and, subject to the succeeding sentence, shall otherwise contain, and be entirely consistent with, the terms and conditions of the Offer as described in the Merger Agreement. Each of Purchaser and Parent has expressly reserved the right, in its sole discretion, to waive any such condition and make any other changes to the terms of the Offer, provided that, without the consent of the Company, neither Parent nor Purchaser shall (a) amend or waive the Minimum Condition or the HSR Condition, (b) amend any other condition of the Offer as set forth in the Merger Agreement or the Offer Conditions, (c) reduce the Per Share Amount, (d) change the form of consideration to be paid in the Offer (other than by adding cash consideration),
(e) reduce the maximum number of Shares to be purchased in the Offer, or (f) amend any other term of the Offer in a manner which, in the reasonable judgment of the Company, is adverse to holders of the Shares. Notwithstanding the foregoing, Purchaser may, without the consent of the Company, subject to the Company's right to terminate the Merger Agreement in accordance with its terms as described under "-- Termination Events", (i) extend the Offer on one or more occasions for up to ten business days for each such extension beyond the then-scheduled expiration date (the initial scheduled expiration date being 20 business days following commencement of the Offer), if at the then-scheduled expiration date of the Offer any of the conditions to Purchaser's obligation to accept for payment and pay for the Shares shall not be satisfied or waived, until such time as such conditions are satisfied or waived, and, at the request of the Company, Purchaser shall, subject to Parent's right to terminate the Merger Agreement in accordance with its terms, extend the Offer for additional periods up to but not later than September 30, 1998, unless the conditions not satisfied or earlier waived on the then-scheduled expiration date are one or more of the Minimum Condition or the conditions set forth in paragraphs (a),
(c), (d) or (f) in Section 15, provided that (x) if the only condition not satisfied is the Minimum Condition, the satisfaction or waiver of all other conditions shall have been publicly disclosed at least five business days before termination of the Offer and (y) if paragraph (a) or (f) in Section 15 has not been satisfied and the failure to so satisfy can be remedied, the Offer shall not be terminated unless the failure is not remedied within 30 calendar days after Parent has furnished the Company with written notice of such failure),
(ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the Commission or the staff thereof applicable to the Offer, and (iii) extend the Offer for an aggregate period of not more than five business days beyond the latest expiration date that would otherwise be permitted under clause (i) or (ii) of this sentence if there shall not have been tendered sufficient Shares (i.e., Purchaser's ownership of 90% or more of the outstanding Shares) so that the Merger could be effected without a meeting of the Company's stockholders in accordance with Section 253 of the DGCL. Subject to the terms of the Offer, including the Offer Conditions, Purchaser shall accept for payment and pay for all Shares duly tendered at the earliest time at which it is permitted to do so under applicable provisions of the Exchange Act; provided that, as set forth above, Purchaser shall have the right, in its sole discretion, to extend the Offer for up to five business days notwithstanding the prior satisfaction of the Offer Conditions, in order to attempt to satisfy the requirements of Section 253 of the DGCL.

     The Minimum Condition of the Offer is that at the expiration of the Offer, a number of Shares which, together with any Shares legally or beneficially owned by Parent or Purchaser or any of its affiliates at the commencement of the Offer, constitutes more than 50% of the voting power (determined on a fully-diluted basis), on the date of purchase, of all the securities of the Company entitled to vote in the election of directors or in a merger shall have been validly tendered and not properly withdrawn prior to the expiration of the Offer.

     The Merger. The Merger Agreement provides that, at the Effective Time and subject to the conditions thereof (including those described in Section 15) and the provisions of the General Corporation law of the State of Delaware ("DGCL"), the Purchaser shall be merged with and into the Company in accordance with the DGCL, the separate corporate existence of Purchaser shall cease, and the Company shall continue as the surviving corporation of the Merger.

     Pursuant to the Merger Agreement, at the Effective Time and by virtue of the Merger, and without any action on the part of the holders of the Shares, each Share issued and outstanding immediately prior to the Effective Time (other than Shares owned by Parent, Purchaser or the Company, or by any direct of indirect subsidiary of any of them (which will be cancelled) or any Dissenting Shares) shall be converted into the right to receive the Per Share Amount, without interest, less any withholding taxes required under applicable law.

     Options. Pursuant to the Merger Agreement, the Company agreed to (i) terminate each outstanding stock option plan for its employees and non-employee directors, including the 1996 Stock Incentive Plan, the 1996 Broad-Based Employee Stock Plan, the 1997 Non-Employee Director Plan (the "Option Plans") and each employee stock purchase plan for its employees and non-employee directors, including the 1997 Employee Stock Purchase Plan (the "ESPP") (collectively the "Stock Plans"), immediately prior to the consummation of the Offer without prejudice to the rights of the holders of options awarded pursuant thereto and (ii) grant no additional options or similar rights under the Stock Plans or otherwise on or after the date of the Merger Agreement.

     With respect to options outstanding under the Option Plans (whether or not then exercisable) immediately prior to consummation of the Offer, the Merger Agreement provides that the Company shall (a) cancel immediately prior to consummation of the Offer each such option it has the right to cancel, and (b) with respect to options it does not have the right to cancel, use its reasonable best efforts to obtain the consent of the holder of such option to its cancellation and, subject to such consent, cancel such option immediately prior to consummation of the Offer. In consideration, the Company shall agree to and shall pay to the holder of each cancelled option under the Option Plans, upon cancellation of such option and consummation of the Offer (whether or not such option was exercisable immediately prior to its cancellation), an amount equal to the excess, if any, of the Per Share Amount over the per-share exercise price for such option, multiplied by the number of Shares subject to such option (such payment to be net of applicable withholding taxes). The Company shall cancel immediately prior to consummation of the Offer each option outstanding under the ESPP or any other Stock Plan and shall pay to the holder thereof (a) a refund of any amount withheld from the holder's compensation to pay the exercise price thereof, and (b) an amount equal to the excess, if any, of the Per Share Amount over the per-share exercise price for such option, multiplied by the number of Shares subject to such option (such payment to be net of applicable withholding taxes).

     The Merger Agreement provides that Shares that are issued and outstanding immediately prior to the Effective Time and that are held by stockholders who shall have properly demanded appraisal of their Shares in accordance with
Section 262 of the DGCL shall not be converted into the right to receive the Per Share Amount applicable to such Shares at or after the Effective Time unless and until the holder of such Dissenting Shares shall have failed to perfect or shall have effectively withdrawn or lost such right to appraisal and payment under the DGCL. If a holder of Dissenting Shares shall have so failed to perfect or shall have effectively withdrawn or lost such right to appraisal and payment, then, as of the Effective Time or the occurrence of such event, whichever last occurs, such holder's Dissenting Shares shall be converted into and shall represent solely the right to receive the Per Share Amount applicable to such Shares, without any interest thereon.

     The Merger Agreement also provides that at the Effective Time and without any further action on the part of the Company or Purchaser, the Certificate of Incorporation of the Company, as in effect at the Effective Time, shall be the certificate of incorporation of the Surviving Corporation. At the Effective Time and without any further action on the part of the Company or Purchaser, the By-

Laws of the Company, as in effect, at the Effective Time, shall be the By-Laws of the Surviving Corporation. The Merger Agreement provides that the directors of Purchaser immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office, subject to the applicable provisions of the Certificate of Incorporation and By-Laws of the Surviving Corporation, until the next annual stockholders' meeting of the Surviving Corporation and until their successors shall be duly elected or appointed and shall duly qualify. At the Effective Time, the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified.

     Agreements of the Parent, the Purchaser and the Company.

     Stockholders Meeting. The Merger Agreement provides that if a Company stockholder vote is required under the DGCL in order to effect the Merger then promptly after consummation of the Offer the Company shall take all actions in accordance with the DGCL and the Company's Certificate of Incorporation and By-Laws to convene and hold a meeting of its stockholders for the purpose of adopting the Merger Agreement (the "Stockholders' Meeting"). Unless the Company's Board of Directors by majority vote determines in good faith, based on the advice of outside legal counsel that to do so would constitute a breach of fiduciary duty to the stockholders of the Company under applicable law, the Company shall (A) include in the proxy statement (i) the recommendation of the Board of Directors that the stockholders of the Company vote in favor of adoption and approval of the Merger Agreement and the Merger and (ii) the written opinion of William Blair & Company, L.L.C. that the consideration to be received by the holders of the Shares of the Company pursuant to the Offer and the Merger is fair from a financial point of view to such stockholders and (B) use its reasonable best efforts to obtain the necessary approval of the Merger Agreement and the Merger by its stockholders. At the Stockholders Meeting, Parent will vote, or cause to be voted, all Shares then owned by it or Purchaser or any of Parent's other subsidiaries or affiliates in favor of the Merger and the adoption of the Merger Agreement. If the Purchaser acquires at least a majority of the outstanding Shares, the Purchaser will have sufficient voting power to approve the Merger without the vote of any additional stockholder.

     The Merger Agreement provides that notwithstanding the foregoing, in the event that the Purchaser shall acquire at least 90% of the outstanding Shares, the parties thereto, at the request of the Purchaser, subject to the respective provisions of the Merger Agreement, to take all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after such acquisition, without a meeting of the Company's stockholders, in accordance with Section 253 of the DGCL as soon as reasonably practicable after such acquisition, without a meeting of the stockholders of the Company.

     Proxy Statement. The Merger Agreement provides that, if a Company stockholder vote is required under the DGCL or any other applicable law in order to effect the Merger, then promptly after consummation of the Offer, the Company shall file with the Commission under the Exchange Act and shall use all reasonable efforts to have cleared by the Commission, and promptly thereafter shall mail to its stockholders, the proxy statement. Parent, Purchaser and the Company each agree promptly to correct any information provided by it for use in the Proxy Statement which shall have become false or misleading. The proxy statement shall contain the recommendation of the Board of Directors of the Company in favor of the Merger and, if a Company Stockholder's meeting is required, the Board of Directors of the Company shall recommend that the stockholders of the Company vote for approval and adoption of the Merger Agreement and the Merger; provided, however, that prior to the stockholders' meeting such recommendation may be withheld, withdrawn, modified or amended to the extent the Board of Directors determines by majority vote that the failure to take such action would constitute a breach of fiduciary duty under applicable law.

     Designation of Directors. The Merger Agreement provides that, promptly upon payment by Purchaser for the Shares tendered pursuant to the Offer in accordance with the Merger Agreement, Parent shall be entitled to designate up to such number of directors on the Board of Directors of the

Company, rounded to the nearest whole number, as shall give Purchaser representation on the Board of Directors equal to at least the number of directors which equals the product of the total number of directors on such Board of Directors (after giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that such number of Shares owned and paid for by the Purchaser or any affiliate of Purchaser bears to the number of Shares outstanding. Promptly after consummation of the Offer, the Company shall, upon request of Parent, use its best efforts promptly either to increase the size of the Board of Directors of the Company or, at the Company's election, secure the resignations of such number of its incumbent directors as is necessary to enable Parent's designees to be so elected or appointed to the Company's Board of Directors, and shall cause Parent's designees to be so elected or appointed. Notwithstanding the foregoing, until the Effective Time, the Company and Parent shall use all reasonable best efforts to retain as members of the Company's Board of Directors at least three directors who are directors of the Company on the date hereof and who are not representatives of Parent; provided that subsequent to the purchase of and payment for not less than a majority of the outstanding Shares pursuant to the Offer, Parent shall always have its designees represent at least a majority of the entire Board of Directors. As used in the Merger Agreement, the term "Independent Directors" initially means each of Ms. Rhonda I. Kochlefl and Messrs. Charles F. Moran and Gregory A. Stoklosa; provided that in the event that any such initial director resigns or otherwise ceases to be a director for any reason, then the other Independent Directors will have the right, by majority vote, to designate a replacement for such director (and such replacement will be an "Independent Director"). If for any reason at any time prior to the Effective Time no Independent Directors then remain, the other directors will use reasonable best efforts to designate three persons to be the Independent Directors, none of whom will be directors, officers, employees or affiliates of Parent or Purchaser or employees of the Company. The Company's obligation to appoint the Purchaser's designees to the Board of Directors is subject to compliance with Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder.

     Access to Information; Confidentiality. Pursuant to the Merger Agreement, from the date thereof to earlier of the Effective Time or termination of the Merger Agreement, the Company shall, and shall cause its subsidiaries, officers, directors, employees, and agents to, afford the officers, employees, and agents of Parent, complete access at all reasonable times to its officers, employees, agents, properties, books, records and contracts of the Company and its subsidiaries and shall furnish Parent and Purchaser and their officers, employees and agents all financial, operating and other data and information as Parent and Purchaser may reasonably request.

     The Merger Agreement further provides that all information obtained by Parent and Purchaser pursuant to the above paragraph shall be kept confidential in accordance with the confidentiality and standstill agreement, dated on or about March 19, 1998 (the "Confidentiality Agreement"), between Parent and the Company and Parent shall cause Purchaser's officers, employees, agents and representatives, including attorneys, accountants, consultants, financial advisors and lenders and their respective counsel to comply as though they were parties to the Confidentiality Agreement.

     No Solicitation of Transactions. The Merger Agreement provides that neither the Company nor any of its subsidiaries, nor any of their respective directors, officers, employees, representatives or agents shall, directly or indirectly, solicit or initiate offers or proposals from, or provide any confidential information to, or participate in any discussions or negotiations (or if currently engaged in any of the foregoing actions, the Company, its affiliates and their respective officers, directors, employees, representatives and agents shall immediately cease such activities) with, any person or entity (other than Parent and its subsidiaries and their respective directors, officers, employees, representatives and agents) concerning (i) any merger, acquisition, exchange or sale of all or any material portion of the assets not in the ordinary course of business consistent with past practice, or other similar transaction involving the Company or any subsidiary or division of the Company, or the sale of any equity interest in the Company or any subsidiary, or
(ii) except for Shares issuable upon exercise of the 477,913 options outstanding under the Company's Stock Plans on the date hereof) any sale by the Company or its subsidiaries of authorized but unissued Shares or of any shares (whether or not outstanding) of any of the Company's subsidiaries (all such offers and proposals being referred to herein as "Acquisition Proposals"), provided, however, that nothing contained in the Merger Agreement will prohibit the Company or its Board of Directors from (i) subject to the public announcement provision of the Merger Agreement, issuing a press release or otherwise publicly disclosing the terms of the Merger Agreement, including the no solicitation of transactions section of the Merger Agreement or the terms of any Acquisition Proposal; (ii) proceeding with the transactions contemplated by the Merger Agreement; (iii) communicating to the Company's stockholders a position as contemplated by Rule 14e-2 promulgated under the Exchange Act; provided, however, that the Board of Directors shall not recommend that the stockholders of the Company tender their Shares in connection with any such tender offer unless the Board of Directors by majority vote determines in good faith, based on the advice of outside legal counsel to the Company, that failing to take such action would constitute a breach of the Board of Director's fiduciary duty to the stockholders of the Company under applicable law; (iv) making any disclosure to the Company's stockholders which, in the judgment of the Board of Directors of the Company, based on the advice of outside counsel, is required to be made under applicable law (including laws relating to the fiduciary duties of directors); or (v) taking any non-appealable, final action ordered to be taken by the Company by any court of competent jurisdiction; and, provided, further, that the Board of Directors of the Company may, on behalf of the Company, furnish or cause to be furnished information and may direct the Company, its directors, officers, employees, representatives or agents to furnish information and to participate in discussions or negotiations, in each case in response to an unsolicited oral or written Acquisition Proposal or expression of intention to make an Acquisition Proposal (except that discussion or negotiations cannot proceed prior to receipt of such Acquisition Proposal) if the Board of Directors by majority vote determines in good faith based on the advice of outside legal counsel that failing to take such action would constitute a breach of the Board of Director's fiduciary duty under applicable law (an Acquisition Proposal which satisfies the above requirement being referred to herein as a "Superior Proposal"). The Board of Directors shall provide a copy of any written Acquisition Proposal (or describe the material terms of any oral Acquisition Proposal) to Parent promptly after receipt thereof, shall notify Parent promptly if any such proposal is made and shall keep Parent promptly advised of all developments which could reasonably be expected to culminate in the Board of Directors withdrawing, modifying or amending its recommendation of the Offer, the Merger and the other transactions contemplated by the Merger Agreement. Except as set forth in this paragraph, neither the Company or any of its affiliates, nor any of its or their respective officers, directors, employees, representatives or agents, shall, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than Parent and Purchaser, any affiliate or associate of Parent and Purchaser or any designees of Parent or Purchaser) concerning any merger, sale of assets, sale of shares of capital stock or similar transactions (including an exchange of stock or assets) involving the Company or any subsidiary or division of the Company. The Company has agreed not to release any third-party from, or waive any provisions of, any confidentiality or standstill agreement to which the Company is a party unless the Board of Directors of the Company, by a majority vote, determines in good faith, based on the advice of outside legal counsel that the failure to provide such release or waiver would constitute a breach of fiduciary duty to the stockholders of the Company under applicable law. Notwithstanding the foregoing, the Board of Directors of the Company may (subject to the terms of this and the following sentence) withdraw or modify its approval or recommendation of the Merger Agreement or the Merger, approve or recommend a Superior Proposal or enter into an agreement with respect to a Superior Proposal, in each case if the Board of Directors of the Company by a majority vote determines in good faith based on the advice of outside legal counsel that failing to take such action would constitute a breach of fiduciary duty to the stockholders of the Company under applicable law; provided that the Company shall not enter into an agreement with respect to a Superior Proposal unless the Company shall have furnished Parent with written notice specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior

Proposal not later than 48 hours in advance of the time that it intends to enter into such agreement and shall have caused its financial and legal advisors to negotiate with Parent to make such amendments to the terms and conditions of the Merger Agreement as would make the Merger Agreement as so amended at least as favorable to the Company's stockholders from a financial point of view as the Superior Proposal, unless the Board of Directors of the Company, by majority vote, determines in good faith, based on the advice of outside legal counsel to the Company, that failure to enter into an agreement with respect to a Superior Proposal without regard to such notice or 48-hour period would constitute a breach of fiduciary duty to the stockholders of the Company under applicable law. In addition, if the Company proposes to enter into an agreement with respect to any Superior Proposal, it shall concurrently with entering into such agreement pay, or cause to be paid, to Parent the amount required to be paid pursuant to the terms of the Merger Agreement described under the first paragraph under "-- Termination Fees and Expenses" below.

     Directors' and Officers' Indemnification and Insurance. The Merger Agreement provides that at all times after consummation of the Offer, Parent shall indemnify, or shall cause the Company (or the Surviving Corporation if after the Effective Time) and its subsidiaries to indemnify, each person who is now, or has been at any time prior to the date of the Merger Agreement, an employee, agent, director or officer of the Company or of any of the Company's subsidiaries, together with each such person's heirs, representatives, successors and assigns (individually an "Indemnified Party") to the same extent and in the same manner as currently provided in the respective charters or by-laws of the Company and such subsidiaries or otherwise in effect on the date hereof, with respect to any claim, liability, loss, damage, cost or expense (whenever asserted or claimed) ("Indemnified Liability") based in whole or in part on, or arising in whole or in part out of, any matter existing or occurring at or prior to the Effective Time. Parent shall, and shall cause the Company (or the Surviving Corporation if after the Effective Time) to, maintain in effect for not less than six years after consummation of the Offer the current policies of directors' and officers' liability insurance maintained by the Company and the Company's subsidiaries on the date hereof (provided that Parent may substitute therefor policies having at least the same coverage and containing terms and conditions which are no less advantageous to the persons currently covered by such policies as insureds) with respect to matters existing on or occurring at or prior to the Effective Time; provided, however, that if the aggregate annual premiums for such insurance at any time during such period shall exceed 300% of the per annum rate of premium currently paid by the Company and its subsidiaries for such insurance on the date of this Agreement (which the Company represents and warrants is $788,000 as of the date of the Merger Agreement), then Parent shall cause the Company (or the Surviving Corporation if after the Effective Time) to, and the Company (or the Surviving Corporation if after the Effective Time) shall, provide the maximum coverage that shall then be available at an annual premium equal to 300% of such rate.

     Without limiting the foregoing, the Merger Agreement also provides that in the event any Indemnified Party becomes involved in any capacity in any action, proceeding or investigation based in whole or in part on, or arising in whole or in part out of, any matter, including the transactions contemplated hereby, existing or occurring at or prior to the Effective Time, then to the extent permitted by law, Parent shall, or shall cause the Company (or the Surviving Corporation if after the Effective Time) to, periodically advance to such Indemnified Party its legal and other expenses (including the cost of any investigation and preparation incurred in connection therewith), subject to the provision by such Indemnified Party of an undertaking to reimburse the amounts so advanced in the event of a final determination by a court of competent jurisdiction that such Indemnified Party is not entitled thereto. Such provisions of the Merger Agreement are intended for the benefit of, and shall be enforceable by, current and former employees, officers and directors of the Company and their respective heirs and legal representatives and shall be binding on all successors and assigns of Parent.

     Filings; Reasonable Efforts. The Merger Agreement provides that, upon the terms and subject to the conditions thereof, the parties thereto shall (a) promptly after the date of the Merger

Agreement make their respective filings and thereafter make any other required submissions under the HSR Act with respect to the Offer and the Merger and (b) use their reasonable efforts promptly to take, or cause to be taken, and to cooperate with each other with respect to, all other actions, and to do, or cause to be done, all things necessary, proper or appropriate under applicable laws and regulations to consummate and make effective the transactions contemplated by the Merger Agreement. Notwithstanding the foregoing, the Company shall not be obligated to use its reasonable efforts or take any action pursuant to this paragraph if the Board of Directors of the Company by majority vote determines in good faith, based on the advice of outside legal counsel to the Company, that such actions would constitute a breach of the Board of Directors' fiduciary duties to the stockholders of the Company under applicable law.

     Public Announcement. Parent, Purchaser and the Company have agreed to consult with each other before issuing any press release or otherwise making any public statements with respect to the Offer or the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange.

     Conduct of Business Pending the Merger. The Company agreed and agreed to cause its subsidiaries to operate their businesses in the ordinary course. The Company and its subsidiaries will also use reasonable efforts to seek to preserve intact their current business organizations, keep available the service of its current officers, employees and consultants, and preserve its relationships with customers, suppliers and other persons with which the Company has significant business relations.

     The Company and its subsidiaries will also refrain from taking various actions without Parent's consent (such consent not to be unreasonably withheld) pending consummation of the Merger. These limitations cover, among other things, changes in governing documents, changes in capital stock, declaration or payment of dividend or other distribution, increases in the compensation of directors, officers and employees (except to the extent required under existing plans, including certain sales incentive arrangements, or, subject to certain limits, agreements or increases in compensation of officers and employees made in the ordinary course of business consistent with past practice), adopting a plan of complete or partial dissolution, incurring debt beyond specified limits, making capital expenditures beyond specified limits, entering into transactions, making any material tax election changing accounting principles and paying or discharging any claims, liabilities or obligations.

     Employee Benefits Matters. The Merger Agreement provides that prior to the Effective Time, the Company shall pay all compensation and benefits earned through or prior to the Effective Time as provided pursuant to the terms of any compensation arrangements, employment agreements and employee or director benefit plans, programs and policies in existence as of the date hereof for all employees (and former employees) and directors (and former directors) of the Company and its subsidiaries, as well as all compensation and benefits earned and required to be paid prior to the Effective Time pursuant to the terms of an individual agreement with any employee, former employee, director or former director in effect as of the date of the Merger Agreement.

     Pursuant to the Merger Agreement, the Purchaser has agreed that during the period from the Effective Time until the first anniversary thereof (the "Employment Continuation Period"), Parent shall provide for each employee of the Surviving Corporation or its subsidiaries (each an "Employee"), so long as he or she is actively employed by the Surviving Corporation (or as required by law), and for each former employee of the Company or one of its subsidiaries, to the extent such person has rights thereto immediately prior to the Effective Time (collectively, "Company Employees") (i)(A) to continue to participate in the Company's welfare benefit plans and the Company's compensation plans, employee incentive programs and bonus plans (including, without limitation, hospitalization, medical, prescription, dental, disability, salary continuation, vacation, accidental death, travel accident, and individual or group life or other insurance) (each, a "Company Plan"), as each such Company Plan is in effect on the date of the Merger Agreement (without modification or amendment) during the period commencing at the Effective Time through December 31, 1998, and (B) during the period commencing January 1, 1999 through the first anniversary of the Effective Time, the Surviving Corporation shall provide the Company Employees with benefits that are at least as valuable in the aggregate to such Company Employee as the benefits provided to employees of Parent and its affiliates in comparable positions of employment, to waive any pre-existing condition clause or waiting period requirement in such welfare benefit plans or programs and to give credit for deductible amounts and co-payments paid by a Company employee during the current deductible year prior to the Effective time; (ii) participation in such tax-qualified retirement plans of Parent (or an affiliate of Parent), which shall provide in the aggregate benefits that are at least as valuable as the benefits provided to employees of Parent and its affiliates in comparable positions of employment, and to grant each Company Employee credit under such plans, for eligibility and vesting purposes, for such Company Employee's service with the Company and its affiliates prior to the Effective Time, except to the extent it would result in a duplication of benefits with respect to the same period of service; and (iii) participation in such other benefit plans and programs of Parent and its affiliates (including without limitation, bonus, deferred compensation, incentive compensation, stock purchase, stock option, excess and supplemental retirement, severance or termination pay, and fringe benefits) which, in the aggregate will provide benefits to Company Employees which are no less favorable in the aggregate under those provided to employees of Parent and its affiliates in comparable positions of employment; provided, however, that except as set forth in clause (i)(A) above nothing herein shall prevent the amendment or termination of any specific plan, program or amendment or interfere with the Surviving Corporation's right or obligation to make such changes as are necessary to conform with applicable law. Notwithstanding anything in the Merger Agreement to the contrary, Parent shall cause the Surviving Corporation to honor (without modification) and assume (i) the written employment agreements, severance agreements, indemnification agreements with existing directors and officers of the Company and (ii) certain incentive arrangements and other agreements, all as in effect on the date of the Merger Agreement. Nothing in this paragraph shall require the continued employment of any person, or, except as set forth in this paragraph, prevent the Company and/or the Surviving Corporation and their subsidiaries from taking any action or refraining from taking any action which the Company and its subsidiaries prior to the Effective Time could have taken or refrained from taking. The parties have agreed that the Company severance plans and policies in effect as of the date of the Merger Agreement shall remain in effect for at least the one-year period commencing at the Effective Time. During such one-year period, any Company Employee whose employment is terminated by the Surviving Corporation or any of its subsidiaries (other than a Company Employee terminated for cause or a Company Employee who is a "site" Employee terminated upon the cancellation of an outsourcing agreement, which employees shall only be entitled to severance benefits, if any, provided to employees of Parent (or an Affiliate of Parent) in comparable positions of employment under similar circumstances) shall be deemed to have been terminated as a result of a change of control of the Company (which results in enhanced benefits under the Company's severance plans and policies). For purposes of this paragraph a termination for "cause" shall include a termination for deficient performance or for material violations of any Company policy. Such provisions of the Merger Agreement are intended for the benefit of, and shall be enforceable by, current and former employees, officers and directors of the Company and their respective heirs and legal representatives and shall be binding on all successors and assigns of Parent.

     Disposition of Litigation. The Merger Agreement provides that the Company agrees that it will not settle any litigation currently pending, or commenced after the date thereof, against the Company or any of its directors by any stockholder of the Company relating to the Offer or the Merger Agreement, without the prior written consent of Parent (which consent shall not unreasonably be withheld).

     The Merger Agreement further provides that the Company will not voluntarily cooperate with any third party which has sought or may hereafter seek to restrain or prohibit or otherwise oppose the Offer or the Merger and cooperate with Parent and Purchaser to resist any such effort to restrain or prohibit or otherwise oppose the Offer or the Merger, unless the Board of Directors of the Company, by a majority vote, determines in good faith, based on the advice of outside legal counsel, that compliance with such requirements would constitute a breach of fiduciary duty to the stockholders of the Company under applicable law.

     Representation and Warranties. The Merger Agreement contains various customary representations and warranties of the parties thereto including representations and warranties by the Company concerning the Company's capitalization, required filings and consents, Commission filings, absence of certain changes or events, labor, compliance with law, absence of litigation, employee benefit plans, environmental matters, tax matters, undisclosed liabilities and brokers. Some of the representations are qualified by a material adverse effect clause. "Material Adverse Effect" includes any change or effect that would have a material adverse effect on the financial condition or businesses of the Company and its subsidiaries taken as a whole. The representations and warranties of Purchaser, Parent and the Company terminate on consummation of the Offer.

     Conditions of the Merger. Under the Merger Agreement, the respective obligations of the Parent, Purchaser, on the one hand, and the Company, on the other, to consummate the Merger are subject to the fulfillment of the following conditions: (a) Purchaser shall have purchased the Shares pursuant to the Offer (provided that the purchase of Shares pursuant to the Offer shall not be a condition to the obligations of Parent and Purchaser under the Merger Agreement if Purchaser shall fail to accept for payment and pay for Shares pursuant to the Offer in violation of the terms of the Offer or of the Merger Agreement); (b) if necessary to effect the Merger, the Merger Agreement shall have been duly approved by the holders of Shares in accordance with the DGCL and the Certificate of Incorporation and By-Laws of the Company (provided that stockholders approval shall not be a condition to the obligation of Parent and Purchaser under the Merger Agreement if Parent failed to vote the Shares beneficially owned by it or its affiliates in favor of the Merger); (c) consummation of the Merger shall not result in violation of any applicable United States federal or state law providing for criminal penalties; and (d) no preliminary or permanent injunction or other order issued by any federal or state court of competent jurisdiction in the United States prohibiting the Merger shall be in effect.

     Termination Events. The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval thereof by the stockholders of the Company), by the mutual consent of Parent and the Company.

     The Merger Agreement may be terminated and the Merger may be abandoned by either Parent or the Company at any time prior to the Effective Time (notwithstanding any approval thereof by the stockholders of the Company), if
(a) any court of competent jurisdiction or other governmental body located or having jurisdiction within the United States or any country in which the Company, directly or indirectly, has material assets or operations, shall have issued a final order, injunction, decree, judgment or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Offer or the Merger and such order, injunction, decree, judgment, ruling or other action is or shall have become final and nonappealable, (b) the Offer shall have expired or terminated pursuant to the terms of the Merger Agreement without the purchase of any Shares pursuant thereto; provided that Purchaser shall not have the right to terminate the Merger Agreement pursuant to this clause if the termination or expiration of the Offer without the purchase of Shares thereunder is in violation of the terms of the Offer or of the Merger Agreement, or (c) if Purchaser has not purchased Shares pursuant to the Offer prior to September 30, 1998; provided that the right to terminate this Agreement pursuant to clauses
(b) or (c) of this paragraph shall not be available to any party whose failure (or the failure of whose affiliate) to fulfill any obligation under the Merger Agreement or whose breach of a representation or warranty under the Merger Agreement has resulted in the Offer not being consummated.

     The Merger Agreement may be terminated and the Offer may be abandoned at any time prior to consummation of the Offer, by Parent, (i) if the Company shall have breached any of its representations and warranties or failed to comply with any of the covenants or agreements contained in the Merger Agreement to be complied with or performed by the Company at or prior to consummation of the Offer and such breach or failure shall have resulted in a Material Adverse Effect that is not curable or, if curable, is not cured within 30 calendar days after written notice of such breach is given by Parent to the Company or (ii)(x) if the Company shall have received from a third party a bona fide Acquisition Proposal, and the Board of Directors of the Company in accordance with the terms of the Merger Agreement, shall have accepted such a proposal or (y) if the Board of Directors of the Company shall have withdrawn or modified in a manner adverse to Parent or Purchaser its approval or recommendation with respect to the Offer and the Merger, or shall have resolved to effect any of the foregoing or (iii) the Minimum Condition shall not have been satisfied by the expiration date of the Offer as it may have been extended pursuant to the Merger Agreement and on or prior to such date any person other than Parent or Purchaser shall have made a proposal or communication with respect to a Superior Proposal.

     The Merger Agreement may be terminated at any time prior to the consummation of the Offer, by the Company, (i) if Parent or Purchaser shall have breached any of its representations and warranties or failed to comply with any of the covenants in the Merger Agreement (other than the obligation to commence the Offer and to purchase Shares upon the terms and subject to the conditions thereof) to be complied with or performed by Parent or Purchaser at or prior to consummation of the Offer and such breach or failure has a material adverse effect on Parent's or Purchaser's ability to consummate the Offer and such breach, if curable, is not cured within 30 calendar days after written notice of such breach is given by the Company to Parent and Purchaser, or (ii) if the Company enters into a written agreement concerning a transaction that constitutes a Superior Proposal, provided that the Company shall have complied with the provisions specified under "-- No Solicitation of Transactions" above (including the requirement that the Board of Directors of the Company by majority vote determines in good faith based on the advice of outside legal counsel to the Company that failing to accept the Superior Proposal would constitute a breach of fiduciary duty to the stockholders of the Company under applicable law and the payment of any amounts payable to Parent specified under "-- Termination Fees and Expenses" below).

     In the event of termination of the Merger Agreement and abandonment or rejection of the Offer pursuant to the four preceding paragraphs, no party hereto (or any of its directors, officers, employees, advisers or other representatives) shall have any liability or further obligation to any other party to the Merger Agreement, except as provided under "-- Access to Information; Confidentiality" above and "-- Termination Fees and Expenses" below, and except that nothing herein shall relieve any party from liability for its fraud or wilful breach of the Merger Agreement.

     Termination Fees and Expenses. The Merger Agreement further provides that if: (i) Parent terminates the Merger Agreement pursuant to clause (i) of the third preceding paragraph, and within 12 months thereafter, the Company enters into an agreement with respect to a Third Party Acquisition (as defined below), or a Third Party Acquisition occurs, involving any party (or any affiliate or associate thereof) (x) with whom the Company (or its agents) had any discussions with respect to a Third Party Acquisition, (y) to whom the Company (or its agents) furnished information with respect to or with a view to a Third Party Acquisition or (z) who had submitted a proposal or expressed any interest publicly or to the Company in a Third Party Acquisition, in the case of each of clauses (x), (y) and (z) prior to such termination, (ii) Parent terminates the Agreement pursuant to clause (ii) of the third preceding paragraph or the Company terminates the Agreement pursuant to clause (ii) of the second preceding paragraph or (iii) Parent terminates the Agreement pursuant to clause (iii) of the third preceding paragraph and within 12 months thereafter the Company enters into an agreement or consummates a transaction with respect to a Third Party Acquisition that provides for consideration for Shares or value (on a per share basis) in excess of the Per Share Amount, then the Company shall pay to Parent, within three business days following the execution and delivery of such agreement or such occurrence, as the case may be, or simultaneously with any termination contemplated by clause (ii) of this paragraph, a fee, in cash, of $4.0 million (less any amounts previously paid as described in the next paragraph), provided, however, that the Company in no event shall be obligated to pay more than one such fee with respect to all such agreements and occurrences and such termination and that the Company in no event shall be obligated to pay more than $4.0 million in fees and expenses under the provisions described in this paragraph and the succeeding paragraph. "Third Party Acquisition" means the occurrence of any of the following events: (i) the acquisition of the Company by merger, tender offer or otherwise or similar business combination by any person other than Parent, Purchaser or any affiliate thereof (a "Third Party"); (ii) the acquisition by a Third Party of more than 35.0% of the outstanding Shares or 35% or more of the aggregate book or fair market value of the assets of the Company and its subsidiaries considered as a whole; or (iii) the adoption by the Company of a plan of liquidation or the declaration or payment of an extraordinary dividend of cash or assets.

     The Merger Agreement also provides that upon the termination of the Merger Agreement by Parent pursuant to clause (i) of the fourth preceding paragraph, the Company shall reimburse Parent (not later than three business days after submission of statements therefor) for all documented out-of-pocket fees and expenses actually and reasonably incurred by Parent, Purchaser and their affiliates or on their behalf in connection with the Offer and the Merger and the consummation of the transactions contemplated by the Merger Agreement (including, without limitation, fees and disbursements payable to financing sources, investment bankers, counsel to Purchaser or Parent or any of the foregoing, and accountants) up to a maximum amount of $2.0 million (subject to the limitations set forth in the immediately preceding paragraph).

     Expenses. Except as otherwise specified under "-- Termination Fees and Expenses", the Merger Agreement provides that whether or not the Offer shall be consummated, each party to the Merger Agreement shall pay its own expenses incident to preparing for, entering into, and carrying out the Merger Agreement and the consummation of the Offer and the Merger.

     Amendment. Subject to applicable law, the Merger Agreement may be amended by an instrument in writing signed by Parent, the Purchaser and the Company at any time before or after the purchase of Shares pursuant to the Offer or approval and adoption of the Merger Agreement and the Merger by the stockholders of the Company, but after any such purchase of Shares or approval no amendment may be made that modifies the consideration to be given to the holders of Shares or in any other way materially adversely affects the rights of such stockholders (other than a termination of the Merger Agreement pursuant to its terms).

     Waiver. Subject to applicable law, at any time prior to the Effective Time, any party to the Merger Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other parties thereto, or (b) waive compliance with any of the agreements or conditions contained in the Merger Agreement. At any time prior to consummation of the Offer, any party to the Merger Agreement may waive any inaccuracies in the representations and warranties contained therein or in any documents delivered pursuant thereto. Any agreement on the part of a party to the Merger Agreement to any such extension or waiver will be valid only if set forth in an instrument in writing signed by such party.

     (2) Agreements of the Parent and R.R. Donnelley

     Stockholders Agreement. Concurrently with the execution and delivery of the Merger Agreement, Parent and R.R. Donnelley entered into a Stockholders' Agreement (the "Stockholders' Agreement").

     Pursuant to the Stockholders' Agreement, R.R. Donnelley agreed to grant Purchaser an irrevocable option (the "Lock-Up Option") to purchase such stockholder's Shares, together with any additional Shares that may be acquired by R.R. Donnelley, (the "RRD Shares") at a purchase price of $21 per share (the "Exercise Price") in cash (subject to certain anti-dilution provisions) for each Share. Subject to applicable law (including Rule 10b-13 under the Exchange
Act), the Lock-Up Option may be exercised by Purchaser as to all of the RRD Shares at any time, commencing upon the Exercise Date (as defined below) and prior to the Expiration Date (as defined below). The "Exercise Date" means the first to occur of: (a) the Locked-Up Stockholder fails to perform any agreement or covenant in the Stockholders' Agreement or (b) the Merger Agreement is terminated and Purchaser is entitled to the payment of a termination fee pursuant to the provisions described under the first paragraph of "-- Termination Fees and Expenses" above or expenses pursuant to the provisions described under the second paragraph of "-- Termination Fees and Expenses" above. The "Expiration Date" means the first to occur of: (i) the Effective Time, (ii) 10 business days after the termination of the Merger Agreement in accordance with the terms thereof because the Federal Trade Commission, the Antitrust Division of the Department of Justice or any state, federal or foreign court or other governmental body of competent jurisdiction shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; (iii) the earliest of
(A) the consummation of a third party transaction that triggered the payment of the termination fee pursuant to clause (b) above of this paragraph and (B) the first anniversary of the date of the termination of the Merger Agreement, except as set forth in clause (ii) above; or (iv) written notice of termination of the Stockholders' Agreement by Purchaser to the Company.

     The Stockholders' Agreement also provides that R.R. Donnelley will (i) validly tender pursuant to the Offer and not withdraw all RRD Shares, except to the extent that the tender of RRD Shares pursuant to the Offer would subject any profit realized on the transaction by Seller to recovery by the Company under
Section 16(b) of the Exchange Act; (ii) grant to Purchaser or any designee of Purchaser an irrevocable proxy to (a) vote the RRD Shares in favor of the Merger, (b) vote the RRD Shares against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement, and (c) vote the RRD Shares against any action or agreement (other than the Merger Agreement or the transactions contemplated thereby) that would impede, interfere with, delay, postpone or attempt to discourage the Merger or the Offer, including, but not limited to (1) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company and its subsidiaries; (2) a sale or transfer of a material amount of assets of the Company and its subsidiaries or a reorganization, recapitalization or liquidation of the Company and its subsidiaries; (3) any change in the management or Board of Directors of the Company, except as otherwise agreed to in writing by Parent; (4) any material change in the present capitalization or dividend policy of the Company, or (5) any other material change in the corporate structure or business of the Company; (iii) not, directly or indirectly, solicit, encourage, participate in or initiate any inquiries or the making of any proposal by any person or entity (other than Purchaser or any affiliate of Purchaser) which constitutes, or may reasonably be expected to lead to (a) any sale of the RRD Shares or (b) any acquisition or purchase of a material portion of the Company's assets or any equity interest in, or any merger, consolidation or business combination with, the Company or any of its subsidiaries; provided, however, that the foregoing shall not apply to any directors of the Company in their capacity as such who are also employees, officers, representatives or agents of R.R. Donnelley, it being understood that the terms of the Merger Agreement set forth any and all limitations on solicitation applicable to such persons in their capacity as directors of the Company; and (iv) not to (a) sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, any of the RRD Shares or (b) grant any proxies, deposit any RRD Shares into a voting trust or enter into a voting agreement with respect to any RRD Shares or (c) take any action that would make any representation or warranty of Seller contained in the Stockholders' Agreement untrue or incorrect or have the effect of preventing or disabling R.R. Donnelley from performing its obligations under the Stockholders' Agreement. The Stockholders' Agreement provides that R.R. Donnelley will at all times use its best efforts to prevent the Company from taking any action in violation of the Merger Agreement.

     Pursuant to the Stockholders' Agreement, Parent agreed that, if pursuant to the Offer, there is tendered a number of Shares that together with the RRD Shares tendered pursuant to the Stockholders' Agreement equals 50.1% or more of the voting power of the Company, and the conditions to the Offer as set forth in the Merger Agreement are otherwise satisfied, then Parent will purchase all of the RRD Shares tendered in the Offer immediately upon the purchase of the other Shares pursuant to the Offer.

     The Stockholders' Agreement terminates on the Expiration Date.

     12. PURPOSE OF THE OFFER; THE MERGER; PLANS FOR THE COMPANY. The purpose of the Offer is to acquire control of, and the entire equity interest in, the Company. The Offer is being made pursuant to the Merger Agreement. As promptly as practicable following consummation of the Offer and after satisfaction or waiver of all conditions to the Merger set forth in the Merger Agreement, the Purchaser intends to acquire the remaining equity interest in the Company not acquired in the Offer by consummating the Merger.

     Vote Required to Approve the Merger. The Board of Directors of the Company has approved and adopted the Merger and the Merger Agreement in accordance with the DGCL. The Board of Directors will be required to submit the Merger Agreement to the Company's stockholders for approval at a stockholders' meeting convened for that purpose in accordance with the DGCL. If stockholder approval is required (i.e., Parent fails to acquire 90% or more of the outstanding Shares), the Merger Agreement must generally be approved by the vote of the holders of a majority of the outstanding Shares. As a result, if the Minimum Condition is satisfied, the Purchaser will have the power, which it intends to exercised, to approve the Merger Agreement without the affirmative vote of any stockholder.

     Pursuant to the Merger Agreement, the Company has agreed, if a Company stockholder vote is required under the DGCL to effect the Merger, that as soon as practicable after consummation of the Offer the Company shall take all actions in accordance with the DGCL and its Restated Certificate of Incorporation and by-laws to duly call, give notice of and hold a meeting of stockholders of the Company. Subject to the fiduciary duties of the Board of Directors of the Company, as advised by outside counsel, the Company acting through its Board of Directors shall (A) include in the proxy statement the unanimous recommendation of the Board of Directors that stockholders of the Company vote in favor of adoption and approval of this Agreement, the Merger and the transactions contemplated hereby and thereby and the written opinion of William Blair & Company, L.L.C. that the consideration to be received by the holders of Shares of the Company pursuant to the Offer and the Merger is fair from a financial point of view to such stockholders and (B) use its best efforts to obtain the necessary approval of this Agreement and the transactions contemplated hereby by its stockholders. Notwithstanding the foregoing, in the event that Purchaser shall acquire at least 90% of the then-outstanding Shares, the parties thereto agree, at the request of Purchaser, subject to certain closing conditions, to take all necessary and appropriate action to cause the Merger to become effective, in accordance with Section 253 of the DGCL, as soon as reasonably practicable after such acquisition, without a meeting of the stockholders of the Company.

     THIS OFFER TO PURCHASE DOES NOT CONSTITUTE A SOLICITATION OF A PROXY, CONSENT OR AUTHORIZATION FOR OR WITH RESPECT TO THE ANNUAL MEETING OR ANY SPECIAL MEETING OF THE COMPANY'S STOCKHOLDERS OR ANY ACTION IN LIEU THEREOF. ANY SUCH SOLICITATION WHICH THE PURCHASER MAY MAKE WILL BE MADE ONLY PURSUANT TO SEPARATE PROXY MATERIALS IN COMPLIANCE WITH THE REQUIREMENTS OF SECTION 14(a) OF THE EXCHANGE ACT.

     Stockholder Approval. The DGCL requires that unless otherwise provided by the Company's Certificate of Incorporation, the Merger be approved by the affirmative vote of the holders of at least a majority of the outstanding Shares. The Minimum Condition requires that at the expiration of the Offer there shall have been validly tendered and not properly withdrawn on or prior to the Expiration Date a number of Shares which, together with the Shares owned by the Parent or Purchaser or any of its affiliates at the commencement of the Offer, constitutes more than 50% of the voting power (determined on a fully-diluted basis) on the date of purchase, of all securities of the Company entitled to vote generally in the election of directors or in a merger. Upon consummation of the Offer and assuming the Minimum Condition is satisfied, the Purchaser will own sufficient Shares to enable it to effect stockholder approval of the Merger with the affirmative vote of the Shares owned by it.

     THE OFFER IS CONDITIONED UPON THE MINIMUM CONDITION BEING SATISFIED.

     Appraisal Rights in Connection with the Offer. Stockholders do not have appraisal rights as a result of the Offer. However, if the Merger is consummated, stockholders of the Company at the time of the Merger who do not vote in favor of the Merger will have the right under the DGCL to dissent and demand appraisal of, and receive payment in cash of the fair value of, their Shares outstanding immediately prior to the effective date of the Merger in accordance with Section 262 of the DGCL.

     Under the DGCL, dissenting stockholders who comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of such merger or similar business combination) and to receive payment of such fair value in cash. Any such judicial determination of the fair value of such Shares could be based upon considerations other than or in addition to the price paid in the Offer and the Merger and the market value of the Shares. In Weinberger v. UOP, Inc., the Delaware Supreme Court stated, among other things, that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. Stockholders should recognize that the value so determined could be higher or lower than the price per Share paid pursuant to the Offer or the consideration per Share to be paid in the Merger or other similar business combination.

     In addition, several decisions by Delaware courts have held that in certain circumstances a controlling stockholder of a corporation involved in a merger has a fiduciary duty to other stockholders that requires that the merger be fair to other stockholders. In determining whether a merger is fair to minority stockholders, Delaware courts have considered, among other things, the type and amount of the consideration to be received by the stockholders and whether there was fair dealing among the parties. The Delaware Supreme Court stated in Weinberger and Rabkin v. Philip A. Hunt Chemical Corp. that the remedy ordinarily available to minority stockholders in a cash-out merger is the right to appraisal described above. However, a damages remedy or injunctive relief may be available if a merger is found to be the product of procedural unfairness, including fraud, misrepresentation or other misconduct.

     THE FOREGOING SUMMARY OF THE RIGHTS OF OBJECTING STOCKHOLDERS DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY STOCKHOLDERS DESIRING TO EXERCISE ANY AVAILABLE APPRAISAL RIGHTS. THE PRESERVATION AND EXERCISE OF APPRAISAL RIGHTS REQUIRE STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE DELAWARE LAW.

     The foregoing description of the DGCL is not necessarily complete and is qualified in its entirely by reference to the DGCL.

     Rule 13e-3. The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger following the purchase of Shares pursuant to the Offer in which the Purchaser seeks to acquire any remaining Shares. Rule 13e-3 should not be applicable to the Merger if the Merger is consummated within one year after the expiration or termination of the Offer and the price paid in the Merger is not less than the per Share price paid pursuant to the Offer.

However, in the event that the Purchaser is deemed to have acquired control of the Company pursuant to the Offer and if the Merger is consummated more than one year after completion of the Offer or an alternative acquisition transaction is effected whereby stockholders of the Company receive consideration less than that paid pursuant to the Offer, in either case at a time when the Shares are still registered under the Exchange Act, the Purchaser may be required to comply with Rule 13e-3 under the Exchange Act (the Merger Agreement does not contemplate any such alternative transaction). If applicable, Rule 13e-3 would require, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the Merger or such alternative transaction and the consideration offered to minority stockholders in the Merger or such alternative transaction, be filed with the Commission and disclosed to stockholders prior to consummation of the Merger or such alternative transaction. The purchase of a substantial number of Shares pursuant to the Offer may result in the Company being able to terminate its Exchange Act registration. See Section 14. If such registration were terminated, Rule 13e-3 would be inapplicable to any such future Merger or such alternative transaction.

     Plans for the Company. Subject to certain regulatory requirements, the Parent does not have any current definitive plans to dispose of any assets of the Company or to effect any changes in its operations.

     Except as described in this Offer to Purchase, none of the Purchaser, the Parent nor, to the best knowledge of the Purchaser and the Parent, any of the persons listed on Schedule I have any definitive plans or proposals that would relate to or result in an extraordinary corporate transaction such as a merger, reorganization or liquidation involving the Company or any of its subsidiaries or a sale or other transfer of a material amount of assets of the Company or any of its subsidiaries, any material change in the capitalization or dividend policy of the Company or any other material change in the Company's corporate structure or business or the composition of its Board of Directors or management.

     13. DIVIDENDS AND DISTRIBUTIONS. If the Company should, on or after the date of the Merger Agreement, split, combine or otherwise change the Shares or its capitalization, or disclose that it has taken any such action, then without prejudice to the Purchaser's rights under Section 15, the Purchaser may make such adjustments to the purchase price and other terms of the Offer as it deems appropriate to reflect such split, combination or other change.

     If on or after the date of the Merger Agreement, the Company should declare or pay any cash or stock dividend or other distribution on, or issue any rights with respect to, the Shares that is payable or distributable to stockholders of record on a date prior to the transfer to the name of the Purchaser or the nominee or transferee of the Purchaser on the Company's stock transfer records of such Shares that are purchased pursuant to the Offer, then without prejudice to the Purchaser's rights under Section 15, (i) the purchase price payable per Share by the Purchaser pursuant to the Offer will be reduced to the extent any such dividend or distribution is payable in cash and (ii) any non-cash dividend, distribution (including additional Shares) or right received and held by a tendering stockholder shall be required to be promptly remitted and transferred by the tendering stockholder to the Depositary for the account of the Purchaser, accompanied by appropriate documentation of transfer. Pending such remittance or appropriate assurance thereof, the Purchaser will, subject to applicable law, be entitled to all rights and privileges as owner of any such non-cash dividend, distribution or right and may withhold the entire purchase price or deduct from the purchase price the amount or value thereof, as determined by the Purchaser in its sole discretion.

     The Company has agreed in the Merger Agreement not to declare or pay dividends or Shares or take any other action described in the preceeding paragraph prior to the consummation of the Merger.

     14. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES, NASDAQ LISTING AND EXCHANGE ACT REGISTRATION. The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and could reduce the number of holders of Shares which could adversely affect the liquidity and market value of the remaining Shares held by the public. Following completion of the Offer, at least a majority of the outstanding Shares will be owned by the Purchaser. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the National Association of Securities Dealers, Inc. (the "NASD") for continued inclusion in the Nasdaq National Market, which require that an issuer have at least 200,000 publicly held shares, held by at least 400 stockholders or 300 stockholders of round lots, with a market value of at least $1,000,000 and have net tangible assets of at least $1,000,000, $2,000,000 or $4,000,000, depending on profitability levels during the issuer's four most recent fiscal years. If these standards are not met and the Shares were delisted from the Nasdaq National Market, the Shares might nevertheless continue to be included in the NASD's Nasdaq Stock Market (the "Nasdaq Stock Market") with quotations published in the Nasdaq "additional list" or in one of the "local lists", but if the number of holders of the Shares were to fall below 300, or if the number of publicly held Shares were to fall below 100,000 or there were not at least two registered and active market makers for the Shares, the NASD's rules provide that the Shares would no longer be "qualified" for Nasdaq Stock Market reporting and the Nasdaq Stock Market would cease to provide any quotations. Shares held directly or indirectly by directors, officers or beneficial owners of more than 10% of the Shares are not considered as being publicly held for this purpose. According to the 1997 Annual Report, as of March 16, 1998, there were approximately 943 beneficial holders of Shares. According to the Company's quarterly report on Form 10-Q for the quarter ended March 31, 1998, there were 5,010,277 Shares outstanding. If as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the NASD for continued inclusion in the Nasdaq National Market or in any other tier of the Nasdaq Stock Market and the Shares are no longer included in the Nasdaq National Market or in any other tier of the Nasdaq Stock Market, as the case may be, the market for the Shares could be adversely affected.

     In the event that the Shares no longer meet the requirements of the NASD for continued inclusion in any tier of the Nasdaq Stock Market, it is possible that such Shares would continue to trade on other securities exchanges or in the over-the-counter market and that price quotations would be reported by such exchanges or through other sources. However, the extent of the public market for the Shares and the availability of such quotations would depend upon such factors as the number of stockholders and/or the aggregate market value of the Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below and other factors. The Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares.

     The Shares are currently registered under the Exchange Act. The purchase of Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be terminated upon application of the Company to the Commission if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders. The termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of the Shares and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with stockholders' meetings and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Shares. Furthermore, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of the securities pursuant to Rule 144 under the Securities Act of 1933.

     The Shares are currently "margin securities" under the rules of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares for the purpose of buying, carrying, or trading in securities ("purpose loans"). Depending upon factors similar to those described above with respect to listing and market quotations, it is possible that, following the Offer, the Shares might no longer constitute "margin securities" for the purposes of the Federal Reserve Board's margin regulations and therefore could no longer be used as collateral for purpose loans made by brokers.

     15. CERTAIN CONDITIONS OF THE OFFER. Notwithstanding any other provisions of the Offer, and in addition to the conditions that (i) at the expiration of the Offer there shall have been validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares (including all Shares tendered pursuant to the Stockholders' Agreement) which constitutes more than 50% of the voting power (determined on a fully-diluted basis) on the date of purchase, of all the securities of the Company entitled to vote generally in the election of directors or in a merger (the "Minimum Condition") (for purposes of determining at any time whether the Minimum Condition has been met, each outstanding Share legally or beneficially owned by Parent or Purchaser or any of its affiliates at the commencement of the Offer shall be deemed validly tendered under the Offer and not withdrawn), and (ii) any and all applicable waiting periods under the HSR Act shall have expired or been terminated, Purchaser shall not be required to accept for payment, or subject to applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), purchase or pay for any Shares tendered pursuant to the Offer, may postpone the acceptance for payment of Shares tendered, and subject to the terms and conditions of the Merger Agreement may terminate the Offer if at any time on or after May 27, 1998 and at or before the time of payment for any such Shares any of the following conditions shall occur or has occurred:

          (a) (x) the representations and warranties of the Company set forth in the Merger Agreement shall not be true and correct in any material respect, except (i) those representations and warranties that address matters only as of a particular date (which shall be true and correct as of such date), and (ii) where the failure of such representations and warranties to be true and correct is not likely to result in a Material Adverse Effect, or
     (y) the Company shall have breached in any material respect any covenants contained in the Merger Agreement resulting in or likely to have a Material Adverse Effect;

          (b) there shall have been any statute, rule, regulation, judgment, injunction or other order promulgated, enacted, entered, enforced or issued by any federal or state governmental authority or agency or court of competent jurisdiction in the United States which would have the effect of
     (i) making the purchase of, or payment for, some or all of the Shares by Parent or Purchaser or their affiliates pursuant to the Offer or the Merger illegal; (ii) otherwise preventing consummation of the Offer or Merger;
     (iii) prohibiting the ownership or operation by the Company or any of its subsidiaries, or Parent or any of its subsidiaries, of all or any material portion of the business or assets of the Company or any of its subsidiaries, taken as a whole, or Parent or its subsidiaries, taken as a whole; (iv) materially limiting the ownership or operation by the Company or any of its subsidiaries, or Parent or any of its subsidiaries, of all or any material portion of the business or assets of the Company or any of its subsidiaries, taken as a whole, or Parent or its subsidiaries, taken as a whole or compelling Parent or any of its subsidiaries to dispose of or hold separate all or any material portion of the businesses or assets of the Company or any of its significant subsidiaries (as defined in Regulation S-X) or Parent or any of its significant subsidiaries (as defined in Regulation S-X), as a result of the transactions contemplated by the Offer or the Merger; (v) imposing limitations on the ability of Parent, Purchaser or any of Parent's affiliates effectively to acquire or hold or to exercise full rights of ownership of the Shares, including, without limitation, the right to vote any Shares acquired or owned by Parent or Purchaser or any of its affiliates on all matters properly presented to the stockholders of the Company, including, without limitation, the adoption and approval of the Merger Agreement and the merger or the right to vote any shares of capital stock of any significant subsidiary (as defined in Regulation S-X), directly or indirectly owned by the Company; or (vi) requiring divestiture by Parent or Purchaser or any of their affiliates of any Shares; and, in each case, no such action or proceeding seeking to do any of the foregoing shall be instituted or pending by any governmental administrative or regulatory authority;

          (c) (i) the Board of Directors of the Company shall have withdrawn, modified or amended in any manner adverse to Parent or Purchaser its recommendation or approval of the Offer, the Merger or the Merger Agreement, or approved or recommended any takeover proposal other than the Offer and the Merger, (ii) any corporation, partnership, person or entity shall have entered into a definitive agreement or an agreement in principle with the Company with respect to an alternative acquisition transaction involving the Company, or (iii) the Board of Directors of the Company shall have resolved to do any of the foregoing (except that the foregoing shall not apply to a change solely in the reasons for such recommendation so long as the Board of Directors of the Company continues to recommend acceptance of the Offer by all holders of the Shares);

          (d) the Merger Agreement shall have been terminated by the Company, Parent or Purchaser in accordance with its terms;

          (e) there shall be instituted any action, proceeding or counterclaim by a federal or state governmental authority or agency by or before any court or governmental, administrative or regulatory agency or authority which has or is likely to have any of the effects described in clause (b) above;

          (f) there shall have occurred any event that has had, or is likely to have, a Material Adverse Effect;

which, in the reasonable judgment of Purchaser, makes it inadvisable to proceed with the Offer or with such acceptance for payment.

     The foregoing conditions are for the sole benefit of Purchaser and may be asserted by Purchaser regardless of the circumstances giving rise to such condition or may be waived by Purchaser in whole or in part at any time and from time to time in its sole discretion. The foregoing conditions (other than the Minimum Condition and the HSR Condition) may be waived by Purchaser in whole or in part at any time and from time to time in its sole discretion. The failure by Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

     16. CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS. General. Except as set forth below, based upon its examination of publicly available filings by the Company with the Commission and other publicly available information concerning the Company, neither the Purchaser nor the Parent is aware of any licenses or other regulatory permits that appear to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the Purchaser's acquisition of Shares (and the indirect acquisition of the stock of the Company's subsidiaries) as contemplated herein, or of any filings, approvals or other actions by or with any domestic (federal or state), foreign or supranational governmental authority or administrative or regulatory agency that would be required prior to the acquisition of Shares (or the indirect acquisition of the stock of the Company's subsidiaries) by the Purchaser pursuant to the Offer as contemplated herein. Should any such approval or other action be required, it is the Purchaser's present intention to seek such approval or action. However, the Purchaser does not presently intend (and under the Merger Agreement does not have the right) to delay the purchase of Shares tendered pursuant to the Offer pending the receipt of any such approval or the taking of any such action (subject to the Purchaser's right to delay or decline to purchase Shares if any of the conditions in Section 15 shall have occurred). There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company, the Parent or the Purchaser or that certain parts of the businesses of the Company, the Parent or the Purchaser might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or other action or in the event that such approval was not obtained or such other action was not taken, any of which could cause the Purchaser to elect to terminate the Offer without the purchase of the Shares thereunder. The Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions, including conditions relating to the legal matters discussed in this Section 15.

     State Takeover Laws. A number of states have adopted takeover laws and regulations which purport to varying degrees to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have or whose business operations have substantial economic effects in such states, or which have substantial assets, security holders, principal executive offices or principal places of business therein. To the extent that certain provisions of certain of these state takeover statutes purport to apply to the Offer, the Purchaser believes that such laws conflict with federal law and constitute an unconstitutional burden on interstate commerce. In 1982, the Supreme Court of the United States, in Edgar v. Mite Corp., invalidated on constitutional grounds the Illinois Business Takeovers Act, which as a matter of state securities law made takeovers of corporations meeting certain requirements more difficult, and the reasoning in such decision is likely to apply to certain other state takeover statutes. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court of the United States held that the State of Indiana could, as a matter of corporate law and in particular those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders, provided that such laws were applicable only under certain conditions. Subsequently, in TLX Acquisition Corp.
v. Telex Corp., a federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they applied to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a federal district court in Florida held in Grand Metropolitan PLC v. Butterworth that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

     Except as described herein, the Purchaser has not attempted to comply with any state takeover statutes in connection with the Offer. The Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer and nothing in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of that right. In the event that any state takeover statute is found applicable to the Offer, the Purchaser might be unable to accept for payment or purchase Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, the Purchaser may not be obligated to accept for purchase or pay for, any Shares tendered. See Section 15.

     Antitrust. Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The acquisition of Shares pursuant to the Offer is subject to such requirements. See Section 2.

     The Parent intends to file on the date hereof with the FTC and the Antitrust Division a Premerger Notification and Report Form in connection with the purchase of Shares pursuant to the Offer. Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares pursuant to the Offer may not be consummated until the expiration of a 15-calendar day waiting period following the filing by the Parent. Accordingly, the waiting period under the HSR Act applicable to such purchases of Shares pursuant to the Offer is expected to expire at 11:59 p.m., New York City time, on June 18,

1998, unless such waiting period is extended by a request from the FTC or the Antitrust Division for additional information or documentary material prior to the expiration of the waiting period. If either the FTC or the Antitrust Division were to request additional information or documentary material from the Parent, the waiting period would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by the Parent with such request. Thereafter, the waiting period could be extended only by court order. If the acquisition of Shares is delayed pursuant to a request by the FTC or the Antitrust Division for additional information or documentary material pursuant to the HSR Act, the Offer may, but need not, be extended and in any event the purchase of and payment for Shares will be deferred until ten days after the request is substantially complied with, unless the waiting period is sooner terminated by the FTC and the Antitrust Division. See Section 2. Only one extension of such waiting period pursuant to a request for additional information is authorized by the HSR Act and the rules promulgated thereunder, except by court order. Any such extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. See
Section 4.

     The FTC and the Antitrust Division scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of Shares by the Purchaser pursuant to the Offer. At any time before or after the purchase by the Purchaser of Shares pursuant to the Offer, either of the FTC and the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking the divestiture of Shares purchased by the Purchaser or the divestiture of substantial assets of the Parent, its subsidiaries or the Company. Private parties and state attorneys general may also bring legal action under federal or state antitrust laws under certain circumstances.

     Based upon an examination of publicly available information relating to the businesses in which the Company and its subsidiaries are engaged, the Purchaser has determined that the Company and the Parent both service customers in certain geographic areas. Should the FTC or the Antitrust Division raise antitrust concerns, the Purchaser may be asked, in order to expedite the Offer or the Merger, to consider the divestiture of certain assets to deal with those concerns. There is no guarantee that the Purchaser and the FTC or the Antitrust Division would reach an agreement with respect to such divestiture. See Section 15 for certain conditions to the Offer, including conditions with respect to litigation and certain government actions.

     Margin Credit Regulations. Federal Reserve Board Regulations G, T, U and X (the "Margin Credit Regulations") restrict the extension or maintenance of credit for the purpose of buying or carrying margin stock, including the Shares, if the credit is secured directly or indirectly thereby. Such secured credit may not be extended or maintained in an amount that exceeds the maximum loan value of the margin stock. Under the Margin Credit Regulations, the Shares are presently margin stock and the maximum loan value thereof is generally 50% of their current market value. The definition of "indirectly secured" contained in the Margin Credit Regulations provides that the term does not include an arrangement with a customer if the lender in good faith has not relied upon margin stock as collateral in extending or maintaining the particular credit.

     17. FEES AND EXPENSES. Goldman Sachs is acting as Dealer Managers in connection with the Offer and serving as financial advisor to the Parent and the Purchaser in connection with the proposed acquisition of the Company. The Parent has agreed to pay to Goldman Sachs a fee of $1,000,000 upon the consummation of the acquisition, in one or more transactions, of at least 50% of the Shares or at least 50% of the assets of the Company. Parent has also agreed that in the event Parent is entitled to payment pursuant to "-- Termination Fees and Expenses", Parent shall pay Goldman Sachs 20% of any such payment received by Parent. The Parent and the Purchaser will also reimburse Goldman Sachs for reasonable out-of-pocket expenses, including reasonable attorneys' fees, and have also agreed to indemnify Goldman Sachs against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws.

     The Purchaser has retained D.F. King & Co., Inc. to act as the Information Agent and The Bank of New York to act as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee stockholders to forward the Offer materials to beneficial owners. The Information Agent and the Depositary will receive reasonable and customary compensation for services relating to the Offer and will be reimbursed for certain out-of-pocket expenses. The Purchaser and the Parent have also agreed to indemnify the Information Agent and the Depositary against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws.

     The Purchaser will not pay any fees or commissions to any broker or dealer or any other person for soliciting tenders of Shares pursuant to the Offer (other than to the Dealer Managers, the Information Agent and the Depositary). Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

     18. MISCELLANEOUS. The Offer is being made solely by this Offer to Purchase and the related Letter of Transmittal and is being made to all holders of Shares. The Purchaser is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If the Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, the Purchaser will make a good faith effort to comply with any such state statute. If after such good faith effort, the Purchaser cannot comply with such state statute, the Offer will not be made to nor will tenders be accepted from or on behalf of the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by the Dealer Managers or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

     The Purchaser and the Parent have filed with the Commission a Schedule 14D-1 (including exhibits) pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer. Such statement and any amendments thereto, including exhibits, may be inspected and copies may be obtained from the offices of the Commission (except that they will not be available at the regional offices of the Commission) in the manner set forth in Section 7 of this Offer to Purchase.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF THE PURCHASER OR THE PARENT NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

                                          DESI Acquisition, Inc.

June 3, 1998

                                                                      SCHEDULE I

                    DIRECTORS AND EXECUTIVE OFFICERS OF THE
                            PURCHASER AND THE PARENT

     1. Directors and Executive Officers of the Purchaser. The name and position with the Purchaser of each director and executive officer of the Purchaser are set forth below. The other required information with respect to each such person is set forth under "Directors and Executive Officers of the Parent" below. All directors and executive officers listed below are citizens of the United States.

                    NAME                                         POSITION
                    ----                                         --------
Robert M. Johnson............................  Chief Executive Officer, President and
                                               Director
Denise K. Fletcher...........................  Senior Vice President, Chief Financial
                                               Officer and Director
Douglas F. Bauer.............................  Secretary

     2. Directors and Executive Officers of the Parent. The name, business address, present principal occupation or employment and material occupations, positions, offices or employments during the last five years of each director and executive officer of the Parent and certain other information are set forth below. Unless otherwise indicated, the business address of each such director and executive officer is 345 Hudson Street, New York, New York 10014. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with the Parent. All directors and executive officers listed below are citizens of the United States.

                                                PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
                                               AND MATERIAL OCCUPATIONS, POSITIONS, OFFICES
              NAME AND ADDRESS                 OR EMPLOYMENT HELD DURING THE LAST FIVE YEARS
              ----------------                 ---------------------------------------------
Robert M. Conway.............................  Director since 1994. Limited Partner of
                                               Goldman, Sachs & Co. Mr. Conway also serves
                                               on the supervisory board of Bowne Williams
                                               Lea International, a joint venture in which
                                               the Company participates.
Robert M. Johnson............................  Director since 1996. Chairman of the Board and Chief Executive Officer of the Parent
                                               since 1996. Mr. Johnson had previously been
                                               President and Chief Executive Officer of the
                                               Parent since January 1996. He was formerly
                                               Publisher, President and Chief Executive
                                               Officer of Newsday, Inc., a subsidiary of
                                               Times Mirror, Inc.
Edward H. Meyer..............................  Director since 1983. Chairman of the Board and President, Grey Advertising Inc. Mr.
                                               Meyer is also a director of Ethan Allen
                                               Interiors Inc., Harman International
                                               Industries, Inc., The May Department Stores
                                               Company, and several mutual funds advised by
                                               Merrill Lynch Asset Management, Inc. and its
                                               affiliates.
James P. O'Neil..............................  Director since 1996. President and Chief
                                               Operating Officer of the Parent since 1996.
                                               Mr. O'Neil was formerly Executive Vice
                                               President and prior to that Vice President,
                                               Finance of the Parent.

                                                PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
                                               AND MATERIAL OCCUPATIONS, POSITIONS, OFFICES
              NAME AND ADDRESS                 OR EMPLOYMENT HELD DURING THE LAST FIVE YEARS
              ----------------                 ---------------------------------------------
H. Marshall Schwarz..........................  Director since 1986. Chairman of the Board and Chief Executive Officer of U.S. Trust
                                               Corporation. Mr. Schwarz also serves as a
                                               director of Atlantic Mutual Companies.
Judith Shapiro...............................  Director since 1997. Senior Vice President,
                                               Management Information Systems, for Joseph E.
                                               Seagram & Sons, Inc. since 1995. Ms. Shapiro
                                               was previously Vice President of Smithkline
                                               Beecham Corp. Since March 1998 she also has a
                                               consulting arrangement with the Company on
                                               information technology.
Wendell M. Smith.............................  Director since 1992. President of Polestar
                                               Ltd. Until 1996, Mr. Smith was Chairman of
                                               the Board of Baldwin Technology, Inc.
Lisa A. Stanley..............................  Director since 1998. Financial planning consultant affiliated with Tax & Financial
                                               Group Advisors of Newport Beach, California.
Vincent Tese.................................  Director since 1996. Cable television owner and operator. Mr. Tese is also a director of
                                               Bear Stearns & Co., Inc., Cablevision, Inc.,
                                               Allied Waste Industries, Inc., Custodial
                                               Trust Company, and MackCali Realty Corp.
Richard R. West..............................  Director since 1994. Dean Emeritus, Stern
                                               School of Business, New York University.
                                               Previously, Mr. West was Dean of the Stern
                                               School of Business and Professor of Finance.
                                               He is also a director of Alexander's Inc.,
                                               Vornado Realty Trust, and several mutual
                                               funds advised by Merrill Lynch Asset
                                               Management, Inc. and its affiliates or by
                                               Hotchkis and Wiley.
Carl J. Crosetto.............................  Senior Vice President, since May 1998;
                                               Director of Sales since 1996 and President,
                                               Bowne International since 1989; previously
                                               Vice President, from March 1998.
Denise K. Fletcher...........................  Senior Vice President and Chief Financial
                                               Officer, since May 1998; previously Vice
                                               President and Chief Financial Officer, from
                                               July 1996; theretofore principal of Fletcher
                                               Associates, Inc., a management consulting
                                               firm.
Susan W. Cummiskey...........................  Senior Vice President, Human Resources, since
                                               May 1998; previously Vice President, Human
                                               Resources, since January 1998; previously
                                               Director, Human Resources from February 1997;
                                               theretofore Vice President, Human Resources
                                               for the Chemical Group of Degussa
                                               Corporation.

                                                PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
                                               AND MATERIAL OCCUPATIONS, POSITIONS, OFFICES
              NAME AND ADDRESS                 OR EMPLOYMENT HELD DURING THE LAST FIVE YEARS
              ----------------                 ---------------------------------------------
Bruce Bezpa..................................  Vice President, Strategic Development, since
                                               November 1996; previously Director of Mutual
                                               Funds for the Parent.
Thomas P. Meola..............................  Vice President, Finance and Controller since
                                               November 1996; previously Controller of the
                                               Parent.
Douglas F. Bauer.............................  Counsel and Corporate Secretary since 1987.

     3. Ownership of Shares by Directors and Executive Officers.

     None.

     Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

                        The Depositary for the Offer is:

                              THE BANK OF NEW YORK

           By Mail:               By Facsimile Transmission:    By Hand or Overnight Delivery:
                                  (for Eligible Institutions
                                             only)
 Tender & Exchange Department                                    Tender & Exchange Department
        P.O. Box 11248                  (212) 815-6213                101 Barclay Street
     Church Street Station                                        Receive and Deliver Window
 New York, New York 10286-1248                                     New York, New York 10286

                                  For Information Telephone:
                                        (800) 507-9357

     Any questions and requests for assistance may be directed to the Information Agent or the Dealer Managers at their respective telephone numbers and addresses listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained from the Information Agent. You may also contact your broker, dealer, commercial bank or trust company for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                             D.F. KING & CO., INC.
                                77 Water Street
                               New York, NY 10005
                 Banks and Brokers Call Collect: (212) 269-5550
                   ALL OTHERS CALL TOLL-FREE: 1-800-769-5414

                     The Dealer Managers for the Offer are:

                              GOLDMAN, SACHS & CO.
                                85 Broad Street
                               New York, NY 10004
                         (212) 902-1000 (Call Collect)
                           (800) 323-5678 (Toll Free)